Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. [***] indicates that information has been redacted.

COLLABORATION, OPTION AND LICENSE AGREEMENT

This Collaboration, Option and License Agreement (together with all Exhibits and Schedules attached hereto, this “Agreement”) is made as of August 23, 2021 (the “Effective Date”), by and between RubrYc Therapeutics, Inc., a corporation organized and existing under the laws of Delaware, located at 733 Industrial Road, San Carlos, CA 94070 (“RubrYc”), and iBio, Inc., a corporation organized under the laws of the State of Texas, located at 8800 HSC Pkwy, Bryan, TX 77807 (“iBio”). RubrYc and iBio are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, RubrYc is a biotechnology company specializing in the field of discovery of biotherapeutics and other pharmaceutical therapies;

WHEREAS, iBio is a biotechnology company, which engages in the development and manufacture of biotherapeutics;

WHEREAS, iBio and RubrYc wish to collaborate to discover and develop novel antibody therapeutics; and

WHEREAS, RubrYc wishes to grant to iBio, and iBio wishes to be granted, the right to develop and commercialize Collaboration Products in the Field and the Territory (each as defined herein) in accordance with the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1.            “Additional Compound Notice” shall have the meaning set forth in Section 2.2(c) (Additional Collaborations).

1.2.            “Additional Compound Election Period” shall have the meaning set forth in Section 2.2(c) (Additional Collaborations).

1.3.            “Additional Compound Rights Period” shall have the meaning set forth in Section 2.2(c) (Additional Collaborations).

1.4.            “Additional Compound Rights” shall have the meaning set forth in Section 2.2(c) (Additional Collaborations).

1.5.            “Additional Developments” shall have the meaning set forth in Section 6.1(d) (Additional Developments).

1.6.            “Affiliate” means, with respect to a specified Person, any entity that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this Section 1.6 (Affiliate), “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means, in the case of a corporation, the ownership of fifty percent (50%) or more of the outstanding voting securities thereof or, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such party or the power to appoint fifty percent (50%) or more of the members of the governing body of the party or, where ownership of fifty percent (50%) or more of such securities or interest is prohibited by law, ownership of the maximum amount legally permitted. Notwithstanding the foregoing, Affiliates of a Party shall exclude Persons who are financial investors in such Person or under common control of such investors other than such Person and its parent and subsidiary entities.

1.7.            “Agreement” shall have the meaning set forth in the preamble to this agreement.

1.8.            “Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the relevant activities contemplated by this Agreement.

1.9.            “Background IP” shall have the meaning set forth in Section 6.1(a) (Background IP).

1.10.        “Backup Compound” shall have the meaning set forth in Section 3.2(c) (Effects of Option Exercise).

1.11.        “Biologics License Application” or “BLA” means a Biologics License Application in the United States as described in Section 351(a) of the United States Public Health Service Act (PHS Act), an abbreviated Biological License Application as described in Section 351(k) of the PHS Act, or equivalent application filed with the applicable Regulatory Authority in another country or regulatory jurisdiction in the Territory.

1.12.        “Biosimilar Product” means, with respect to a Collaboration Product, and on a country-by-country basis, any product (including a generic product, biogeneric, follow-on biologic, follow-on biological product, follow-on protein product, similar biological medicinal product, or biosimilar product) that has received Regulatory Approval by way of: (a) a Regulatory Approval process governing approval of interchangeable or biosimilar biologics as described in 42 U.S.C. § 262 (or its foreign equivalents, as applicable) based on the Collaboration Product, or is the subject of a notice with respect to such Collaboration Product under 42 U.S.C. § 262(l)(2) (or its foreign equivalents, as applicable); or (b) an abbreviated regulatory mechanism or equivalent process for Regulatory Approval to those set forth in subsection (a) by the relevant Regulatory Authority in a country, where such approval referred to or relied on (1) the Marketing Approval for such Collaboration Product held by iBio or Sublicensee in such country or (2) the data contained or incorporated by reference in the Marketing Approval for such Collaboration Product held by iBio or a Sublicensee in such country, and that in each case: (i) is sold in the same country (or is commercially available in the same country) as such Collaboration Product by any Third Party that is not a Sublicensee and that did not purchase such product in a chain of distribution that included any of iBio or any of Sublicensees; and (ii) either (A) contains an active ingredient that is “highly similar” to such Collaboration Product (as the phrase “highly similar” is used in 42 U.S.C. § 262(i)(2), and subject to the factors set forth in FDA’s Guidance for Industry, “Quality Considerations in Demonstrating Biosimilarity of a Therapeutic Protein Collaboration Product to a Reference Collaboration Product,” (April 2015), at Section V, and any successor FDA guidance thereto), or (B) meets the equivalency determination by the applicable Regulatory Authority in any country or jurisdiction outside the United States (including a determination that the product is “comparable,” “interchangeable,” “bioequivalent,” “biosimilar” or other term of similar meaning, with respect to the Collaboration Product).

1.13.        “Business Day” means a day other than Saturday or Sunday, or any day on which banks located in New York, NY are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

1.14.        “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31st, June 30th, September 30th and December 31st.

1.15.        “Calendar Year” means each twelve (12) month period commencing on January 1st.

1.16.        “Challenge” shall have the meaning set forth in Section 10.2(e) (Termination for Patent Challenge).

1.17.        “Claim” shall have the meaning set forth in Section 9.1 (By iBio).

1.18.        “Clinical and Regulatory Activities” means any clinical drug or biological development activities occurring after Development, including test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, as needed for Clinical Trials and to obtain Regulatory Approvals, Pricing and Reimbursement Approvals and Regulatory Exclusivity.

1.19.        “Clinical Trial” means any clinical testing (regardless of who sponsors or initiates the clinical testing) of a product in human subjects, including Phase I Clinical Study, Phase II Clinical Study, and Phase III Clinical Study.

1.20.        Each “Collaboration” means all pre-clinical activities and collaboration conducted by the Parties to discover and further Develop novel antibody therapeutics, including Stage 1, Stage 2, Stage 3 and Stage 4, for the applicable Target. For clarity, the Collaboration for a Target commences on execution of a Discovery Collaboration Plan for such Target and, unless earlier terminated, such “Collaboration” ends in relation to such Target at the earlier of: (a) the Option Decline Date, or (b) six (6) months after the Option Evaluation Period ends, in each of (a)-(b) for such Target.

1.21.        “Collaboration and License Agreement” means the Collaboration and License Agreement between the Parties dated of even date herewith.

1.22.        “Collaboration Hit Candidate” means, for each Collaboration, each putative antibody hit candidate for Collaboration Product(s) discovered by RubrYc using the RubrYc Discovery Engine and Targeted MEMs for such Collaboration and selected by the Parties via MEM-Programmed In Vitro Selection or MEM-Steered Immunization as part of performing under the Discovery Collaboration Plan for such Collaboration.

1.23.        “Collaboration Product” means any pharmaceutical product containing or using any Selected Compound alone or with other active ingredients, in all forms, presentations, formulations and dosage forms. Collaboration Product(s) anticipates initial therapeutic product(s) in IgG format containing or using one or more of the Selected Compounds, but any derivative, fragment, conjugation, or other format(s) that leverage Selected Compound(s) sequences, regardless of source are also Collaboration Products (and are “Distinct Product(s)”).

1.24.        “Commercialization” or “Commercialize” means those activities directed to marketing, distribution, pricing, promoting or selling of products (including importing and exporting activities in connection therewith).

1.25.        “Commercial License” shall have the meaning set forth in Section 3.3(a) (Commercial Licenses).

1.26.        “Commercially Reasonable Efforts” means, with respect to iBio, those efforts exercised by iBio that are commensurate with those efforts commonly used in the biopharmaceutical industry by a company of comparable size with comparable resources in connection with the development, manufacturing or commercialization of products that are of similar market or profit potential and strategic value and of a stage in development or product lifecycle comparable to that of the applicable Selected Compound or Collaboration Product, as determined based on conditions then prevailing, taking into account all relevant factors including safety, efficacy, competitive considerations within the marketplace, projected market size, intellectual property protection and duration, manufacturing costs, resource allocation, pricing, re-importation concerns, regulatory requirements, payments under this Agreement, and other relevant scientific, technical, legal, operational, commercial and regulatory considerations, and in any event consistent with the efforts and resources normally used by iBio or its Affiliates in the exercise of its reasonable business discretion relating to the development of a potential pharmaceutical product or the commercialization of a pharmaceutical product, in each case owned by it or to which it has exclusive rights, with similar commercial and market potential as the Collaboration Products, taking into account all relevant factors noted above. Where applicable, Commercially Reasonable Efforts will be determined on a country-by-country and Indication-by-Indication basis for the applicable Selected Compound or Collaboration Product, and are anticipated to change over time, reflecting changes in the status of the applicable market or country involved.

1.27.        “Confidential Information” means all confidential information of the Disclosing Party, regardless of its form or medium as provided to the Receiving Party in connection with this Agreement, including all such information provided under the Mutual Non-Disclosure Agreement entered into by the Parties on March 5, 2021 (“NDA”), whether or not so marked; provided that, Confidential Information shall not include any information that the Receiving Party can show by competent written evidence: (a) was already known to the Receiving Party at the time it was disclosed to the Receiving Party by the Disclosing Party without an obligation of confidentiality and not through a prior disclosure by the Disclosing Party; (b) was or becomes generally known to the public through no act or omission of the Receiving Party in violation of the terms of this Agreement; (c) was lawfully received by the Receiving Party from a Third Party without restriction on its disclosure and without, to the reasonable knowledge of the Receiving Party, a breach by such Third Party of an obligation of confidentiality to the Disclosing Party; or (d) was independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party. The terms of this Agreement that are not publicly disclosed through a press release or by filings to financial regulatory authorities, as permitted herein, shall be the Confidential Information of both Parties.

1.28.        “Control” or “Controlled” means, with respect to any Intellectual Property or Intellectual Property Rights, that a Party has the legal authority or right (whether by ownership, license or otherwise, other than by way of this Agreement) to grant a license, sublicense, access or right to use (as applicable) under such Intellectual Property or Intellectual Property Rights, on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.

1.29.        “Cover”, “Covered” or “Covering” means, (a) with respect to any Patent, that at least one Valid Claim of such Patent would be infringed by the development, manufacture, use, import, offer for sale, or sale of a product, method, or device, as applicable, and (b) with respect to any other Intellectual Property Right, that the development, manufacture, use, import, offer for sale, sale, reproduction, distribution, public performance or display or making derivative works of a product, method, or device would infringe or misappropriate such rights, as applicable, in each case ((a) or (b)) in the absence of the ownership of, or licensed rights granted under, such Patent or other Intellectual Property Right.

1.30.        “Derive” or “Derived” and cognates thereof means to develop, invent, discover, create, synthesize, conceive, reduce to practice, design or otherwise generate (whether directly or indirectly, or in whole or in part).

1.31.        “Develop” or “Development” or “Developing” means research, discovery, and preclinical drug or biological development activities, including test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, and preclinical studies. For clarity, Development does not include Clinical and Regulatory Activities.

1.32.        “Development Report” shall have the meaning set forth in Section 4.2 (Development Reports).

1.33.        “Disclosing Party” shall have the meaning set forth in Section 7.1 (Non-Disclosure Obligation).

1.34.        “Discovery Collaboration Plan” shall have the meaning set forth in Section 2.1 (Discovery Collaboration Plan), and each Discovery Collaboration Plan is attached hereto as an Exhibit A.

1.35.        “Discovery Subcontractors” shall have the meaning set forth in Section 2.3 (Subcontracting).

1.36.        “Dispute” shall have the meaning set forth in Section 11.1 (General).

1.37.        “Distinct Product” is defined in Section 1.23 (Collaboration Product).

1.38.        “Effective Date” shall have the meaning set forth in the preamble in this Agreement.

1.39.        “Excluded Targets” are (i) latent TGFβ1 and/or latent TGFβ1 in complex with other members of the large latent complex, (ii) PD-1, and (iii) any other proteins which are the subject of a written term sheet or agreement between RubrYc and its Affiliates or a Third Party.

1.40.        “Executive Officers” shall have the meaning set forth in Section 2.2(i) (Decision-Making).

1.41.        “Existing Compound” shall have the meaning set forth in Section 3.6 (Additional Option).

1.42.        “Existing Compound Option” shall have the meaning set forth in Section 3.6 (Additional Option).

1.43.        “Existing Compound Option Period” shall have the meaning set forth in Section 3.6 (Additional Option).

1.44.        “Exploit” shall have the meaning set forth in Section 3.3(a) (Commercial Licenses).

1.45.        “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.46.        “FDA” means the U.S. Food and Drug Administration or any successor entity.

1.47.        “Field” for each Program means the research, diagnosis, treatment, prevention, or management of any disease or medical condition.

1.48.        “First Commercial Sale” means, with respect to any Collaboration Product, the first arm’s-length sale of such Collaboration Product to a Third Party in a country by iBio or its Sublicensee(s) following Marketing Approval. Sales prior to receipt of marketing and pricing approvals, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales” and any sales to any government, foreign or domestic, including purchases for immediate sale or stockpiling purposes, are not a First Commercial Sale in that country.

1.49.        “GAAP” means the United States generally accepted accounting principles, consistently applied.

1.50.        “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the country in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.51.        “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent Applicable Laws in other jurisdictions in the Territory, each as may be amended and applicable from time to time.

1.52.        “GMP” or “Good Manufacturing Practices” means the then-current Good Manufacturing Practices required by the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws and regulations applicable to the manufacture and testing of pharmaceutical materials promulgated by other Regulatory Authorities, as they may be updated from time to time.

1.53.        “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.

1.54.        “Hit Panel” means, for each Collaboration, the initial panel consisting of Collaboration Hit Candidate(s) selected by the JSC during Stage 1 according to the Stage 1 Success Criteria set forth in a Discovery Collaboration Plan (Exhibit A).

1.55.        “iBio” shall have the meaning set forth in the preamble of this Agreement.

1.56.        “iBio Indemnitee(s)” shall have the meaning set forth in Section 9.2 (By RubrYc).

1.57.        “iBio-Owned Foreground IP” shall have the meaning set forth in Section 6.1(c) (iBio-Owned Foreground IP).

1.58.        “iBio Stock” means iBio’s Common Stock at a price equal to the 30 day trailing average purchase price or the previous day’s closing price, whichever is higher for publicly traded iBio’s Common Stock. iBio’s Stock shall be subject to an escrow between RubrYc and iBio for 6 months on terms to be negotiated in good faith.

1.59.        “IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence Clinical Trials in the applicable country or regulatory jurisdiction.

1.60.        “Indemnifying Party” shall have the meaning set forth in Section 9.3 (Defined Indemnification Terms).

1.61.        “Indemnitee” shall have the meaning set forth in Section 9.3 (Defined Indemnification Terms).

1.62.        “Indication” means a separate and distinct disease or condition, sign or symptom of a disease or medical condition, or with respect to a cancer indication, a different tissue origin. For clarity, (a) different lines of treatment, (b) the treatment of separate stages or forms of the same disease or medical condition, (c) the treatment of the same disease or medical condition in different patient populations, in all cases (a) through (c), shall not constitute separate Indications.

1.63.        “Intellectual Property” means any and all apparatus, biological materials, compounds, compositions, conceptions, data, databases, designs, discoveries, documentation, equipment, formulae, formulations, ideas, information, innovations, inventions, knowledge, Know-How, machines, methods, molecules, peptides, plans, practices, processes, procedures, production systems, products, programs, results, show-how, software, specifications, studies, systems, techniques, works of authorship, and other intellectual property or technologies.

1.64.        “Intellectual Property Rights” or “IPR” means any and all legal rights in Intellectual Property, whether protected, created or arising under the laws of the United States or any foreign jurisdiction, including the following: (a) Patents; (b) copyrights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise; (c) trade secret rights; (d) moral rights; (e) trademarks, service marks, trade names, service names, corporate names, trade dress, logos, and other identifiers of source, including all goodwill associated therewith and all common law rights, registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, and all intellectual property rights arising from or in respect of domain names, domain name registrations and reservations; and (f) other applications and registrations related to any of the rights set forth in the foregoing clauses (a) – (e) above which subsist now or will subsist in the future together with all rights of action, powers and benefits arising from ownership of any such rights.

1.65.        “Inter Partes/Post-Grant Proceeding” means any interference, derivation, opposition, re-issue, reexamination, invalidation proceedings, revocation, nullification, or cancellation proceeding relating to a Patent.

1.66.        “Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 2.2(a) (Formation).

1.67.        “Know-How” means any know-how and information, including physical, chemical, biological, toxicological, pharmacological, safety data, dosage regimens, control assays, and product specifications.

1.68.        “Knowledge” means, with respect to a Party, the actual knowledge of any of the senior management team members of such Party.

1.69.        “Lead Candidates” means, for each Collaboration, a reasonable number of Collaboration Hit Candidates from the Lead Panel (which may or may not be Optimized) selected by the JSC to be subject to Stage 4 in accordance with the Stage 3 Success Criteria and as set forth in a Discovery Collaboration Plan (Exhibit A).

1.70.        “Lead Compound” shall have the meaning set forth in Section 3.2(c) (Effects of Option Exercise).

1.71.        “Lead Panel” means, for each Collaboration, the panel of the number of Collaboration Hit Candidates from the Hit Panel selected by the JSC during Stage 2 according to the Stage 2 Success Criteria set forth in a Discovery Collaboration Plan (Exhibit A).

1.72.        “Licensed Know-How” means, for each Program, all Know-How related to the Licensed Patents for such Program that is Controlled by RubrYc or its Affiliates as of the date the Discovery Collaboration Plan for the Collaboration in such Program is executed or during the Term (other than as a result of a license from iBio) that is necessary or reasonably useful for iBio’s Manufacture or Commercialization of the Selected Compound(s) in, or for use in, a Collaboration Product(s) in the Field and Territory as permitted by the terms of this Agreement, but specifically excluding any Know-How related to the RubrYc Discovery Engine (including any MEMs, antibody library design and single-cell antibody library screening).

1.73.        “Licensed Patent(s)” means, for each Program, all Patents Controlled by RubrYc or its Affiliates as of the date the Discovery Collaboration Plan for the Collaboration in such Program is executed or during the Term (other than as a result of a license from iBio) that Exploitation of the Selected Compound(s) for such Program in, or for use in, a Collaboration Product in the Field and Territory as permitted by the terms of this Agreement would infringe but for the Commercial License for such Program. Licensed Patents existing as of the date the Discovery Collaboration Plan is executed will be set forth in Schedule 1.73 (Licensed Patents) broken out by Program. The Parties shall update Schedule 1.73 (Licensed Patents) from time-to-time as new Patents that are Licensed Patents for a Program are filed and issued, but failure to do so shall not affect the status of a Patent as included among the Licensed Patents.

1.74.        “Losses” shall have the meaning set forth in Section 9.1 (By iBio).

1.75.        “Major Market” means each of (a) the United States of America (but not its territories or possessions), (b) the People’s Republic of China, (c) Japan, and (d) at least two of France, Germany, Spain, Italy, and the United Kingdom.

1.76.        “Manufacture” or “Manufacturing” or “Manufactured” means all operations directed to the manufacturing, filling and finishing, quality control testing (including in-process, release and stability testing, if applicable), storage, releasing and packaging.

1.77.        “Marketing Approval” means all approvals, licenses, registrations or authorizations of any Regulatory Authority in a country or region, necessary for the Commercialization of a product in such country or region, including the approval of a BLA, other Regulatory Approvals and any Pricing and Reimbursement Approvals (to the extent such Pricing and Reimbursement Approvals are required in such country or region for the Commercialization of a product).

1.78.        “MEM” means meso-scale engineered molecule, which is an engineered molecule comprised of a designed scaffold that supports the structure and presentation of a pre-determined natural epitope.

1.79.        “MEM-Programmed In Vitro Selection” means the selection of antibodies, fragments, and derivatives from appropriate molecular libraries using Targeted MEMs as antigens.

1.80.        “MEM-Steered Immunization” means the priming and/or boosting of animal immunization to elicit antibodies, fragments, and derivatives from appropriate host animals using MEMs as immunogens, whether independently formulated for immunization or conjugated to carrier proteins, nanoparticles, or the like, including immunization strategies where MEMs are used in combination with corresponding full-length antigen or corresponding antigen expressed on cells.

1.81.        “Milestone Events” shall have the meaning set forth in Section 5.4 (Collaboration Product Milestone Payments).

1.82.        “Milestone Payment” shall have the meaning set forth in Section 5.4 (Collaboration Product Milestone Payments).

1.83.        “Net Sales” means the gross price billed or invoiced on sales of the Collaboration Product(s) by iBio, its Affiliates, or other Sublicensees (each, a “Selling Entity”) to a Third Party, less (without duplication) usual and customary:

(a)           cash, trade or quantity discounts actually granted and deducted solely on account of sales of such Collaboration Product, including early payment discounts;

(b)           rebates and chargebacks or price reductions made to individual or group purchasers of such Collaboration Product that are solely on account of or reasonably allocated to the purchase of such Collaboration Product;

(c)            allowances or credits actually granted upon claims, returns or rejections of the Collaboration Product, including recalls, regardless of the party requesting such recall;

(d)           charges included in the gross sales price for freight, insurance, transportation, postage, handling and any other charges relating to the sale, transportation, delivery or return of the Collaboration Product;

(e)            bad debt written off under GAAP or the applicable legitimate accounting standard of the Selling Entity, consistently applied, with reasonable collection efforts and added back to the gross amount invoiced/billed if collected;

(f)             taxes (including, but not limited to sales, value added, consumption and similar taxes; but excluding income taxes and cross-border withholding taxes) actually incurred, paid or collected and remitted to the relevant tax authority for the sale of such Collaboration Product; provided that any amount of such taxes refunded, recovered or credited back by the relevant tax authority shall be included in Net Sales; and

(g)           any other similar amounts normally deducted from the gross invoice price in the reporting of revenues in order to arrive at the calculation of Net Sales in line with GAAP or the applicable Selling Entity’s legitimate accounting standards, consistently applied, across the relevant reporting period.

Each of the amounts set forth above shall be determined from the books and records of the Selling Entities, maintained in accordance with GAAP or applicable legitimate accounting standard, consistently applied, and any amounts that are deducted from Net Sales pursuant to one subsection may not be deducted pursuant to another subsection (i.e., a deduction may only be taken once).

The transfer of a Collaboration Product to a Sublicensee or other Third Party (i) in connection with the Development or testing of a Collaboration Product (including the conduct of Clinical Trials), (ii) for purposes of distribution as promotional samples as customary to business in the applicable country, (iii) for indigent or similar public support or compassionate use programs, or (iv) by and between iBio and its Sublicensees that is not for end use purposes, shall not, in any case, be considered a Net Sale of a Collaboration Product under this Agreement. If a Selling Entity sells a Collaboration Product for consideration other than monetary consideration in an arm’s-length transaction, Net Sales shall be calculated as if such Collaboration Product was sold in an arm’s-length transaction for monetary consideration in the country of such sale based on amounts earned in such country from sales for monetary consideration at arm’s length.

For the purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice is generated for such Collaboration Product.

1.84.        “Optimization” or “Optimized” means the modification and optimization of the selected Collaboration Hit Candidates in the Lead Panel by the Parties, either by themselves or through Discovery Subcontractors, intended to improve the probability of successful preclinical and clinical development, including, but not limited to, humanization of non-human derived mAbs, replacement of unstable amino acid motifs, affinity maturation, changes to the Fc region to improve Fc-mediated functional activity, and/or other mutually agreeable developability assessment(s).

1.85.        “Option” shall have the meaning set forth in Section 3.1 (Exclusive Options).

1.86.        “Option Decline Date” shall have the meaning set forth in Section 3.5 (Effects of Option Decline).

1.87.        “Option Evaluation Period” shall have the meaning set forth in Section 3.1 (Exclusive Options).

1.88.        “Option Exercise Date” shall have the meaning set forth in Section 3.1 (Exclusive Options).

1.89.        “Option Exercise Fee” shall have the meaning set forth in Section 5.3 (Option Exercise Fee).

1.90.        “Option Exercise Notice” shall have the meaning set forth in Section 3.1 (Exclusive Options).

1.91.        “Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

1.92.        “Patent(s)” means (a) all national, regional and international patents and patent applications, including any provisional patent application, (b) any patent application claiming priority from such patent application or provisional patent applications, including divisions, continuations, continuations-in-part, (c) any patent that has issued or in the future issues from any of the foregoing patent applications, including any utility or design patent or certificate of invention, and (d) re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

1.93.        “Person” means any individual, sole proprietorship, corporation, joint venture, limited liability company, partnership, limited partnership, limited liability partnership, trust or any other private, public or governmental entity.

1.94.        “Phase I Clinical Study” means any Clinical Trial(s) the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, that would satisfy the requirement of 21 C.F.R. § 312.21(a), or its foreign equivalent, as may be amended from time to time, or any analogous Clinical Trial described or defined in Applicable Laws.

1.95.        “Phase II Clinical Study” means any Clinical Trial(s) of a pharmaceutical or biologic product in patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information, that would satisfy the requirement of 21 C.F.R. § 312.21(b), or its foreign equivalent, as may be amended from time to time, or any analogous Clinical Trial described or defined in Applicable Laws.

1.96.        “Phase III Clinical Study” means any Clinical Trial(s) designed to (a) establish that a pharmaceutical or biologic product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with such pharmaceutical or biologic product in the dosage range to be prescribed; and (c) be a pivotal study for submission of an application to obtain Regulatory Approval for such product in any country or regulatory jurisdiction; each as defined in 21 C.F.R. § 312.21(c), or its foreign equivalent, as may be amended from time to time, or any analogous Clinical Trial described or defined in Applicable Laws.

1.97.        “Pricing and Reimbursement Approval” means such governmental approval, agreement, determination or decision establishing prices for a product that can be charged or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price of or reimbursement for pharmaceutical products.

1.98.        “Product Infringement” means any infringement or threatened infringement by a Third Party of any Licensed Patent, which infringing activity involves the using, making, importing, offering for sale or selling of a Collaboration Product.

1.99.        Each “Program” means (a) the Collaboration for a specific Target, and (b) if the Option Exercise Date occurs with respect to such Collaboration, all activities hereunder associated with the Commercial License for such Collaboration’s Selected Compound(s) and Collaboration Product(s) that contain or use any such Selected Compound(s).

1.100.    “Prosecution and Maintenance” means the responsibility and authority for (a) preparing, filing and prosecuting applications (of all types) for any Patent, (b)  deciding to abandon Patent(s), (c) listing in regulatory publications (as applicable), and (d) patent term extension.

1.101.    “Receiving Party” shall have the meaning set forth in Section 7.1 (Non-Disclosure Obligation).

1.102.    “Regulatory Approvals” means all approvals necessary for the Manufacture and Commercialization of a product for one or more Indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements. Regulatory Approvals include approvals by Regulatory Authorities of INDs and BLAs, but excludes Pricing and Reimbursement Approvals.

1.103.    “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for products, including the FDA, the National Medical Products Administration of the People’s Republic of China (the “NMPA”), the European Medicines Agency (the “EMA”), and any corresponding national or regional regulatory authorities.

1.104.    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a product other than Patents, including conferred in the U.S. under the FDA Modernization Act of 1997 (including pediatric exclusivity), orphan drug exclusivity, or rights similar thereto outside the U.S.

1.105.    “Royalty Payment” shall have the meaning set forth in Section 5.5(a) (Royalty Payment).

1.106.    “Royalty Report” shall have the meaning set forth in Section 5.5(d) (Royalty Reports and Royalty Payments).

1.107.    “Royalty Term” shall have the meaning set forth in Section 5.5(b) (Royalty Term).

1.108.    “RubrYc” shall have the meaning set forth in the preamble of this Agreement.

1.109.    “RubrYc Discovery Engine” means RubrYc’s antibody discovery platform that includes RubrYc’s machine-learning Intellectual Property, scFv/scFv-Fc/Fab/antibody libraries, MEM-Steered Immunization, and MEMs by which antibodies are selected and/or raised, and any of RubrYc’s associated in vitro and in vivo selection methods that depend on MEMs, including the Targeted MEMs, as updated from time to time.

1.110.    “RubrYc-Owned Foreground IP” shall have the meaning set forth in Section 6.1(b) (RubrYc-Owned Foreground IP).

1.111.    “RubrYc Indemnitee(s)” shall have the meaning set forth in Section 9.1 (By iBio).

1.112.    “RubrYc Licensed IP” means the Licensed Know-How and Licensed Patents.

1.113.    “RubrYc Series A2 Financing” means RubrYc’s sale of Series A-2 Preferred Stock pursuant to the Series A-2 Preferred Stock Purchase Agreement dated August 23, 2021.

1.114.    “Sale” or “sold” (whether or not capitalized) means the transfer, disposition, or first market sale of a product for value, whether in the form of cash payments, royalties, fees, stock, or any other form of compensation.

1.115.    “Selected Compound” means, for each Collaboration (and Program), each of the two (2) Lead Candidates with respect to which iBio exercises an Option pursuant to Section 3.1 (Exclusive Options), including any derivative, fragment, or variant of such Lead Candidates (including bispecific antibody, multispecific antibody, and antibody drug conjugates). The Parties may add Selected Compounds upon mutual written agreement.

1.116.    “Selling Entity” shall mean an entity that generates Net Sales as defined in Section 1.83 (Net Sales).

1.117.    “Stage” means each stage of a Collaboration as further described in a Discovery Collaboration Plan (Exhibit A), and numbered Stages 1-4.

1.118.    “Stage 1 Success Criteria” is a Success Criteria and means the criteria for the selection of Collaboration Hit Candidates for inclusion in the Hit Panel during Stage 1 of a Collaboration, as set forth in a Discovery Collaboration Plan (Exhibit A).

1.119.    “Stage 2 Milestone Payment” shall have the meaning set forth in Section 5.1 (Stage 2 Milestone Payment).

1.120.    “Stage 2 Success Criteria” is a Success Criteria and means the criteria for the selection of Collaboration Hit Candidates from the Hit Panel for inclusion in the Lead Panel during Stage 2 of a Collaboration, which would depend on evaluation of Collaboration Hit Candidates’ performance in in vitro assays, as set forth in a Discovery Collaboration Plan (Exhibit A).

1.121.    “Stage 3 Milestone Payment” shall have the meaning set forth in Section 5.2 (Stage 3 Milestone Payment).

1.122.    “Stage 3 Success Criteria” is a Success Criteria and means the criteria for the selection of Lead Candidates from the Lead Panel during Stage 3 of a Collaboration, as set forth in a Discovery Collaboration Plan (Exhibit A).

1.123.    “Stage 4 Non-GLP POC Study” means the non-GLP proof of concept study to prove efficacy in vivo for a reasonable number of Lead Candidates as part of the Stage 4 of a Collaboration, as defined in a Discovery Collaboration Plan (Exhibit A).

1.124.    “Sublicensee” means a Third Party or Affiliate of iBio which is granted a sublicense by iBio under a Commercial License or which otherwise has been granted by iBio a right to Exploit any Collaboration Product. For clarity, a Third Party or Affiliate(s) of iBio who was granted a sublicense by a Sublicensee shall also be deemed a Sublicensee.

1.125.    “Success Criteria” means the success criteria for each Stage, which, when met, means the Stage is “complete”, as set forth in a Discovery Collaboration Plan (Exhibit A).

1.126.    “Target” means each protein selected by the Parties pursuant to Section 2.2(b) (Role).

1.127.    “Targeted MEM” means any MEM that is derived from or depends on the structure of the Target, whether conjugated or independently in solution for in vitro selection as part of MEM-Programmed In Vitro Selection, or chemically conjugated to, produced as fusion protein with carrier protein(s), nanoparticle(s), or the like as part of MEM-Steered Immunization.

1.128.    “Term” shall have the meaning set forth in Section 10.1 (Term).

1.129.    “Territory” means worldwide.

1.130.    “Third Party” means an entity other than (a) iBio and its Affiliates or (b) RubrYc and its Affiliates.

1.131.    “U.S. Dollars”, “Dollars” or “$” means United States dollars, the lawful currency of the United States.

1.132.    “Valid Claim” means (a) a claim of an issued and unexpired Patent that has not been permanently revoked or held unenforceable or invalid by a decision of a Governmental Authority of competent jurisdiction, which decision is not appealable or is not appealed within the time allowed for appeal, and has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) a claim of a pending patent application that (i) has not been pending for more than ten (10) years from its earliest priority date, and (ii) (A) has not been cancelled, withdrawn or abandoned or (B) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal.

Article 2
DISCOVERY COLLABORATION

2.1.            Discovery Collaboration Plans. The Parties will carry out each Collaboration pursuant to written collaboration plans, which set forth as to each Target the specific research and pre-clinical discovery activities, required resources, and target timelines for Stages 1–4 of the Collaboration, as well as the Success Criteria (each, a “Discovery Collaboration Plan”). Generally, a Discovery Collaboration Plan shall, to the extent applicable, qualitatively specify and quantitatively define the resources to be deployed and time to be allocated by each Party to accomplish all the activities for Stages 1–4 of the Collaboration. The initial Discovery Collaboration Plan, as agreed between the Parties, will be attached hereto as Exhibit A (Discovery Collaboration Plan) within sixty (60) days of the Effective Date. If the Parties have not agreed to a Discovery Collaboration Plan within ninety (90) days of the Effective Date, the Parties will escalate the matter as contemplated by Section 2.2(i) (Decision-Making). The JSC will review and discuss whether to update each Discovery Collaboration Plan (that has not yet been terminated) and its Success Criteria at each quarterly JSC meeting, and each Party may propose ad hoc updates or amendments to those Discovery Collaboration Plans to the JSC for consideration. A Discovery Collaboration Plan shall terminate upon the Option Exercise Date or the Option Decline Date for that Collaboration, whichever comes earlier, or upon mutual agreement of the Parties. In the event of a conflict between the main body of this Agreement and a Discovery Collaboration Plan, the terms of the main body of this Agreement shall control.

2.2.            Joint Steering Committee.

(a)               Formation. Within twenty (20) days after the Effective Date, the Parties shall establish a joint steering committee to cooperate, coordinate, integrate, monitor and oversee the activities under the Collaborations (the “Joint Steering Committee” or the “JSC”). Each Party shall appoint two (2) representatives each having requisite budget authority and technical expertise to the JSC. Each Party will appoint one (1) of its representatives to serve as a co-chair for the JSC. Each Party may replace its JSC representatives upon written notice to the other Party.

(b)               Role. The JSC will: (i) provide a forum for the discussion of the Parties’ activities during the Collaborations; (ii) decide whether to approve the Target proposed by iBio for each Discovery Collaboration Plan as described in Section 2.2(c) (Additional Collaborations); (iii) review, discuss and coordinate the strategies for the research and discovery activities to be set forth in each Discovery Collaboration Plan; (iv) review, discuss and determine whether to approve any updates and amendments to each Discovery Collaboration Plan; (v) review and discuss the data, results and other information generated from the research and discovery activities during the Collaborations; and (vi) perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ mutual written agreement.

(c)               Additional Collaborations. Subject to the terms of this Section, during the period commencing on the Effective Date and ending on the earlier of (a) the five (5) year anniversary of the Effective Date or (b) the date the Parties have executed five (5) Discovery Collaboration Plans under this Agreement (including the initial Discovery Collaboration Plan referenced in Section 2.1 (Discovery Collaboration Plans)), even if not completed (the “Additional Compound Rights Period”), within thirty (30) days of the later of each anniversary of the Effective Date or the termination of any then-current Discovery Collaboration Plan (each the “Additional Compound Election Period”), iBio shall have the right to initiate a new Discovery Collaboration Plan directed against one (1) Target of iBio’s choosing in the Field, and shall notify RubrYc in writing within such period whether it elects to exercise such right as well as the identity of the proposed Target (“Additional Compound Notice”). Within ten (10) Business Days of receipt of such Additional Compound Notice, RubrYc may reject any Target that is one of the Excluded Targets by delivery of written notice to iBio rejecting any such Target. iBio shall have the right to propose an alternative Target and Field within thirty (30) days after any such rejection, and the foregoing process shall apply until the Target selected is not one of the Excluded Targets. If iBio elects to exercise the foregoing rights during the Additional Compound Election Period (as extended for rejections), the JSC shall evaluate whether to approve the Target proposed by iBio (such approval not to be unreasonably withheld), and if approved shall create a Discovery Collaboration Plan in relation to each such Target within sixty (60) days of such approval. If the JSC has not approved the Target within such 60-day period or has not agreed to a Discovery Collaboration Plan within ninety (90) days of the approval of a Target, the Parties will escalate the matter as contemplated by Section 2.2(i) (Decision-Making). Each such agreed Discovery Collaboration Plan shall thereafter be added to Exhibit A (Discovery Collaboration Plans). If RubrYc determines that it is unable to initiate a new Discovery Collaboration Plan in any given year, it may promptly notify iBio in writing of such inability. If RubrYc provides such notification of its inability to initiate a new Discovery Collaboration Plan, except for the Excluded Targets, RubrYc agrees not to enter into a new agreement utilizing the RubrYc Discovery Engine with any Third Party during the 12-month period following such notification. The foregoing rights in this Section 2.2(c) (Additional Collaborations) are the “Additional Compound Rights”. On expiration or termination of the Additional Compound Rights, this Section 2.2(c) (Additional Collaborations) shall have no further force or effect; provided, however, that such termination shall not affect any Program or Collaboration then in effect.

(d)               Limitation of Authority. The JSC shall only have the powers expressly assigned to it in this Section 2.2 (Joint Steering Committee) and elsewhere in this Agreement and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement (except a Discovery Collaboration Plan); (ii) waive either Party’s compliance with the terms and conditions of this Agreement including any Discovery Collaboration Plan; (iii) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; or (iv) impose any other obligations on either Party without the prior written consent of such Party.

(e)               Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every Calendar Quarter until the completion of all activities for the Collaboration set forth in all agreed Discovery Collaboration Plans. Each Party may call additional ad hoc JSC meetings as needs arise with reasonable advance notice to the other Party. Meetings of the JSC may be held in person, by audio or video teleconference. In-person JSC meetings shall be held at locations selected alternately by the Parties. Each Party shall be responsible for such Party’s expenses of participating in the JSC meetings. No action taken at any JSC meeting shall be effective unless at least two (2) representatives of each Party are participating in such JSC meeting.

(f)                Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants relevant to items on the issued agenda, in addition to its representatives, to attend the JSC meetings in a non-voting capacity; provided that if either Party intends to have any Discovery Subcontractor attend such a meeting, such Party shall provide prior written notice to the other Party and, if the other Party reasonably objects to such attendance prior to the applicable meeting, such attendance is not authorized and shall not occur.

(g)               Exchange of Information. The Parties shall cooperate through the JSC to exchange data, results and other information with respect to the research and discovery activities conducted by each Party and their Discovery Subcontractors. Such exchange shall include summaries of all research and discovery activities of the Collaboration Hit Candidates as reasonably requested by the other Party.

(h)               Discontinuation of JSC. The JSC will continue its operations in relation to each Collaboration until the first to occur of (i) the Option Exercise Date for that Collaboration, (ii) the Option Decline Date for that Collaboration, (iii) the Parties agreeing to disband the JSC, or (iv) termination of this Agreement, at which time the JSC will be dissolved.

(i)                 Decision-Making. All decisions of the JSC shall be made by majority vote, except that RubrYc shall have final decision-making authority with respect to discovery of Targeted MEMs, characterization of Targeted MEMs, and any improvements or modifications to the RubrYc Discovery Engine. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a decision as to such matter within thirty (30) days after such matter was brought to the JSC for resolution, the matter will be escalated to the Chief Executive Officer of RubrYc (or a senior officer designated by the Chief Executive Officer of RubrYc) and the Chief Executive Officer of iBio (or a senior officer designated by the Chief Executive Officer of iBio) (the “Executive Officers”) for resolution. Following completion of the Stage 4 – Non-GLP Proof of Concept for a Collaboration, any such matter would be referred to iBio’s Chief Executive Officer for resolution subject to RubrYc’s final decision-making authority noted above.

2.3.            Subcontracting. During each Collaboration, each Party may, at its discretion, contract with preferred Affiliates, vendors and suppliers to conduct activities in relation to the discovery of the Collaboration Hit Candidates (the “Discovery Subcontractors”). Each Party will only contract with Discovery Subcontractors who are subject to written agreements that contain terms and conditions that are consistent with this Agreement. The Party engaging any Discovery Subcontractor will be responsible for any activities delegated to any Discovery Subcontractor and shall be the sole point of contact under this Agreement. All activities conducted by any Discovery Subcontractor shall be in compliance with this Agreement including the applicable Discovery Collaboration Plan.

2.4.            Costs of Discovery Activities. Each Party will cover its own respective costs and expenses for all activities carried out by it and its Discovery Subcontractors (if any) in furtherance of Stages 1 -3; provided, however, the Parties will share in the cost of freedom-to-operate and other legal analyses that the JSC agrees are germane to the selection and commercialization of Collaboration Hit Candidates. iBio shall be responsible for the costs and expenses for all activities in Stage 4.

2.5.            Records. Each Party shall maintain appropriate records in either tangible or electronic form of all discovery activities conducted in the performance of a Discovery Collaboration Plan, and related results and other material information generated therefrom, in each case in accordance with its usual documentation and record retention practices. Such records shall be in sufficient detail to properly reflect, in a good scientific manner, all significant work done, and the results of studies and trials undertaken and, further, shall be at a level of detail appropriate for patent and regulatory purposes. Upon a Party’s reasonable request, the other Party shall, and shall cause its Discovery Subcontractors, to provide to the requesting Party copies of such records (including access to relevant portions of databases, if any) to the extent necessary or helpful for the coordination of the applicable Collaboration activities or for regulatory and patent purposes. All such records, reports, information and data provided shall be subject to the confidentiality provisions of ARTICLE 7 (Confidentiality; Publication).

2.6.            Discovery Collaboration Licenses

(a)               To iBio. Solely for the purposes of the Collaboration pursuant to a Discovery Collaboration Plan, and subject to the terms and conditions in this Agreement, RubrYc hereby grants to iBio a nonexclusive, non-transferable (except to the extent this Agreement is assigned pursuant to Section 12.2 (Assignment)), non-sublicensable (except to Discovery Subcontractors subject to the terms of Section 2.3 (Subcontracting)), fully paid-up license to use (i) the Collaboration Hit Candidates delivered to iBio hereunder, and (ii) if applicable, such of RubrYc’s Controlled Background IP, as well as RubrYc-Owned Foreground IP and RubrYc’s Additional Developments, in each case of (i)-(ii) solely to perform iBio’s obligations set forth in a Discovery Collaboration Plan, except that the foregoing license grant does not include a license to the RubrYc Discovery Engine.

(b)               To RubrYc. Solely for the purposes of the Collaboration pursuant to a Discovery Collaboration Plan, and subject to the terms and conditions in this Agreement, iBio hereby grants to RubrYc a nonexclusive, non-transferable (except to the extent this Agreement is assigned pursuant to Section 12.2 (Assignment)), non-sublicensable (except to Discovery Subcontractors subject to the terms of Section 2.3 (Subcontracting)), fully paid-up license to use iBio’s Controlled Intellectual Property Rights described in the Discovery Collaboration Plan, as well as iBio-Owned Foreground IP and iBio’s Additional Developments, in each case solely to perform RubrYc’s obligations set forth in a Discovery Collaboration Plan.

(c)               Technical Assistance. In connection with the license grants set forth in this Section 2.6 (Discovery Collaboration Licenses), at the other Party’s reasonable request, each Party shall cooperate with the other Party to provide such reasonable technical assistance as may be necessary to enable the other Party to practice the Intellectual Property Rights licensed under this Section 2.6 (Discovery Collaboration Licenses) and to carry out the applicable research and discovery activities using such Intellectual Property Rights.

Article 3
IBIO OPTIONS AND LICENSES

3.1.            Exclusive Options. Subject to the terms and conditions of this Agreement, with respect to each Collaboration, RubrYc hereby grants to iBio an exclusive option to obtain the license set forth in Section 3.3 (Commercial Licenses) with respect to two (2) of the Lead Candidates resulting from such Collaboration, and the exclusive right to such two (2) selected Lead Candidates (which would be the Selected Compounds for such Collaboration) (for each Collaboration, the “Option”), exercisable by iBio up to ninety (90) days following the completion of Stage 4 of the applicable Collaboration (for such Collaboration, the “Option Evaluation Period”) of that Collaboration. iBio will exercise an Option, if at all, by delivering a written notice to RubrYc electing to exercise such Option at any time during the applicable Option Evaluation Period (the “Option Exercise Notice”) of that Collaboration. If iBio so delivers the Option Exercise Notice to exercise an Option, then iBio will pay to RubrYc the applicable Option Exercise Fee in accordance with Section 5.3 (Option Exercise Fee) (the date of payment of such Option Exercise Fee by iBio after or with the Option Exercise Notice for such Option is, for such Option the “Option Exercise Date”).

3.2.            Effects of Option Exercise. Upon the applicable Option Exercise Date of each Collaboration:

(a)               each of the two (2) Lead Candidates subject to such Option exercised by iBio will be considered a “Selected Compound” for the purpose of this Agreement with respect to such Collaboration;

(b)               the license grant in Section 3.3 (Commercial Licenses) will become effective with respect to such Selected Compound(s);

(c)               with respect to such Option, iBio shall have the full discretion (i) to select one (1) of the Selected Compounds as the lead compound for further Development, Clinical and Regulatory Activities, Manufacturing and Commercialization under this Agreement (the “Lead Compound”), and (ii) to decide whether to further so develop, including to conduct Clinical and Regulatory Activities for, Manufacture and Commercialize the other Selected Compound (the “Backup Compound”) at all;

(d)               the work of the JSC shall cease as to that Discovery Collaboration Plan (or the JSC shall dissolve if all prior/other Discovery Collaboration Plans have been terminated and iBio no longer has the right to propose a new Target under the Additional Compound Rights); and

(e)               the Parties shall destroy all Collaboration Hit Candidates not selected as the Selected Compounds in any Collaboration and shall not use or disclose any information relating to them (except as negative references in research).

3.3.            Commercial Licenses.

(a)               Effective and contingent upon an Option Exercise Date occurring and subject to the terms and conditions of this Agreement, during the Term, and only with respect to the Selected Compounds under the applicable Collaboration for which the Option Exercise Date applies, RubrYc hereby grants to iBio an exclusive, sublicensable (through multiple tiers but subject to the terms of Section 3.3(b)), royalty-bearing license, under the RubrYc Licensed IP, to make, have made, use, sell, have sold and import (collectively, “Exploit”) such Selected Compounds in, or for use in, Collaboration Products for all uses in the Field and Territory (each a “Commercial License”). For clarity, no rights are granted to iBio hereunder outside of such Selected Compounds in, or for use in, Collaboration Products, outside the Field or if the applicable Option Exercise Date does not occur as to a potential Selected Compound. The Commercial License includes at no additional cost the right to use any Intellectual Property Controlled by RubrYc that is necessary to enable iBio and its Sublicensee(s) to exercise the rights set forth in this Section.

(b)               Each Commercial License is only assignable and transferable in the event of an assignment and transfer of this Agreement pursuant to Section 12.2 (Assignment). Each Commercial License includes the right for iBio to issue written sublicenses (through multiple tiers) to Sublicensees. iBio shall promptly inform RubrYc of the existence of any such Sublicensee and shall promptly deliver to RubrYc copies of each sublicensing agreement with such Sublicensee, provided that iBio may redact any financial information and any sensitive or proprietary information that is not necessary to ascertain compliance with this Agreement. Granting a sublicense does not relieve iBio of any of its obligations under this Agreement, and iBio hereby agrees not to grant a sublicense to any Sublicensee unless iBio binds such Sublicensee in writing to terms no less protective of RubrYc than those set forth herein. iBio shall deliver all payments and reports due RubrYc in connection with the sublicense granted to any Sublicensee.

(c)               All rights not specifically granted by a Party herein are reserved to such Party, which may at all times fully and freely exercise the same.

3.4.            Negative Covenants. The Parties agree not to use any Collaboration Hit Candidates not selected as Selected Compounds (including following the conclusion of each applicable Stage, i.e. if not selected to the Hit Panel, then the Lead Panel, then as Lead Candidates) except under the applicable Collaboration in accordance with a Discovery Collaboration Plan, subject to RubrYc’s right to advance any Collaboration Hit Candidate pursuant to Section 3.5 (Effects of Option Decline). In addition, RubrYc will not during the term of any Program undertake (either itself or with any Third Party) to identify or develop any compound that is directed at the same protein as a Target that is the subject of a Discovery Collaboration Plan that has not been terminated.

3.5.            Effects of Option Decline. In the event iBio (a) notifies RubrYc in writing during the applicable Option Evaluation Period for a Collaboration that it declines to exercise the Option for such Collaboration, or (b) (1) does not deliver an Option Exercise Notice to RubrYc before the expiration of such Option Evaluation Period, (2) does not timely make payment of an Option Exercise Fee for such Option, or (3) any of Stages 1–4 for such Collaboration are not completed within the timelines stipulated in the applicable Discovery Collaboration Plan, then iBio shall be deemed to have declined the Option for such Collaboration as of such date (such applicable date in (a)-(b), the “Option Decline Date”). Upon the Option Decline Date as to any Collaboration: (i) the Discovery Collaboration Plan and Collaboration (and so the Program) to which such Option relates shall be deemed terminated; (ii) all relevant terms of this Agreement with respect to such Collaboration shall be deemed terminated; (iii) the work of the JSC as to that Collaboration will cease; (iv) iBio’s rights with respect to all Collaboration Hit Candidates, RubrYc Licensed IP, and any of RubrYc’s Additional Developments relating to that Collaboration will terminate and, for clarity, there shall be no Selected Compounds and no Commercial License; (v) iBio shall destroy all Collaboration Hit Candidates in its possession that are subject to the terminated Collaboration; and (vi) RubrYc will have the right, but not the obligation, to further research, develop, make, have made, manufacture, use, distribute, sell import, export and otherwise exploit Collaboration Hit Candidates subject to such terminated Collaboration and any products containing such Collaboration Hit Candidates unencumbered. For clarity and without limiting any other provision of this Agreement, upon the Option Decline Date as to the final Discovery Collaboration Plan agreed by the Parties and if iBio no longer has the right to propose a new Target under the Additional Compound Rights, then RubrYc’s obligations to perform Discovery activities under Article 2.1 (Discovery Collaboration Plans) and Article 2.2(c) (Additional Collaborations) shall terminate.

3.6.            Additional Option. Subject to the terms and conditions of this Agreement, for a period of one year after the Effective Date (“Existing Compound Option Period”), in the event that RubrYc independently develops (or has already developed) any antibody therapeutic compound that is not subject to a written term sheet under active negotiation, option, license or rights of assignment to any Third Party (and that is not any of the Collaboration Hit Candidates) (“Existing Compound”), RubrYc shall so notify iBio in writing, and at iBio’s election, iBio may exercise an option (in addition to the options set forth in Section 3.1 (Exclusive Options)) to obtain exclusive, worldwide, royalty-bearing rights to such Existing Compound (“Existing Compound Option”). If iBio so elects the Existing Compound Option in writing within the Existing Compound Option Period as to any Existing Compound, the Existing Compound would be subject to the same terms and conditions as though it were a Selected Compound developed under this Agreement. iBio may exercise this option, if at all, by delivering a written notice electing to exercise the option to RubrYc at any time during the Existing Compound Option Period (which notice is also an “Option Exercise Notice”). If iBio so timely delivers the Option Exercise Notice, then iBio will pay to RubrYc an Option Exercise Fee in accordance with Section 5.3 (Option Exercise Fee) (the date of payment of Option Exercise Fee by iBio after or with such Option Exercise Notice, is also the “Option Exercise Date”). Thereafter, the other terms and conditions of this Agreement shall apply to the Existing Compound subject to such Existing Compound Option, which shall be deemed a Selected Compound. For clarity, this Section does not apply to any compounds that are developed by RubrYc in collaboration with, or pursuant to funding from, any Affiliate of RubrYc or Third Party. In the event (a) iBio notifies RubrYc in writing prior to the end of the Existing Compound Option Period that it declines to exercise the Existing Compound Option, (b) iBio does not deliver an Option Exercise Notice to RubrYc before the expiration of the Existing Compound Option Period, or (c) iBio does not timely make payment of the applicable Option Exercise Fee, then, in each case of subsections (a)-(c), iBio shall be deemed to have declined the Existing Compound Option as to all applicable Existing Compound(s) as of such date.

3.7.            Co-commercialization of RubrYc Services. To the extent RubrYc has available capacity to conduct additional target-directed discovery projects using the RubrYc Discovery Engine beyond iBio’s exercisable right outlined in Section 2.2(c) (Additional Collaborations), the Parties will discuss in good faith a co-commercialization arrangement whereby iBio would provide assistance to RubrYc in identifying and executing potential partnerships with Third Parties, and whereby the Parties would share the revenue resulting from such Third Party partnerships.

Article 4
DEVELOPMENT, CLINICAL AND REGULATORY, MANUFACTURE AND COMMERCIALIZATION

4.1.            iBio Diligence Obligations. Effective and contingent upon the applicable Option Exercise Date, iBio shall use Commercially Reasonable Efforts to (i) Develop the Selected Compounds for use in the Collaboration Product(s), (ii) Develop the Collaboration Product(s), (iii) perform Clinical and Regulatory Activities for the Collaboration Product(s), (iv) Manufacture and Commercialize the Collaboration Product(s), in each case of (i)-(v) in the Field and Territory. Except as set forth in Article 2 (Discovery Collaboration), iBio shall be solely responsible for and have sole control and discretion over such activities at its sole expense. Without limiting the foregoing, or any other rights RubrYc may have, or obligations iBio may have under this Agreement, in the event the following milestones are missed for each Program, RubrYc has the right to receive a $[***]payment from iBio on the date each milestone is missed, and each anniversary of such date until the milestone is achieved, provided that the milestone was missed due to iBio’s failure to exercise Commercially Reasonable Efforts.

iBio Development Milestones per Collaboration Product (including Distinct Products) per Program	Anticipated Date
Successful 1st run GMP manufacture of the first Collaboration Product(s) under such Program	[***]
Initiates IND enabling studies for such Collaboration Product	[***]
1st patient dosed under such Collaboration Product	[***]

For the avoidance of doubt, the foregoing development milestones relate to the first Collaboration Product in the first country in the Territory (not every Collaboration Product or each country in the Territory) for each Program.

4.2.            Development Reports. Within thirty (30) days after the end of each Calendar Quarter and upon the achievement of each of the foregoing milestones in Section 4.1 (iBio Diligence Obligations), iBio will provide RubrYc with a report (each, a “Development Report”) setting forth the main activities and progress for the Collaboration Product(s), including the progress if iBio elects to pursue a Backup Compound. In addition, iBio will make available to RubrYc such additional information about its activities for the Collaboration Product(s) as may be reasonably requested by RubrYc from time to time. All Development Reports and further information outside of the Development Reports provided by iBio pursuant to this Section 4.2 (Development Reports) that iBio considers to be its Confidential Information may be identified as such and will be treated subject to the confidentiality provisions of ARTICLE 7 (Confidentiality; Publication). The obligations set forth in this Section shall cease as to each Program upon the occurrence of the First Commercial Sale of each such Collaboration Product in such Program.

4.3.            Regulatory Assistance. Upon iBio’s reasonable request, RubrYc will cooperate with and assist, and will cause its Affiliates or its or their employees to cooperate with and assist, iBio with respect to the preparation of filings or submissions to seek or maintain Intellectual Property Rights and to conduct Clinical and Regulatory Activities relating to any Collaboration Products in the Field in the Territory, including providing any data, results or information in possession of RubrYc or its Affiliates that may be reasonably necessary to be included in such activities, filings or submission, all at iBio’s expense.

4.4.            Regulatory Responsibilities. With respect to each Program, iBio shall be solely responsible to obtain and maintain any Regulatory Approvals, Pricing and Reimbursement Approval, and Marketing Approval that may be necessary for its activities in relation to the Collaboration Products in the Field in the Territory. Without limiting the terms of Section 4.1 (iBio Diligence Obligations), iBio will be obligated to, at its sole expense, itself or through Sublicensees, use Commercially Reasonable Efforts to complete such further Development, conduct Clinical and Regulatory Activities, and obtain Marketing Approval, for at least one (1) Collaboration Product per Program in the Field in each of the Major Markets.

4.5.            Manufacture. With respect to each Program, iBio shall be solely responsible for the Manufacturing of the Selected Compounds and Collaboration Products in the Field in the Territory, or arranging for the Manufacturing of the Selected Compounds and Collaboration Products in the Field in the Territory, at its sole expense. iBio may conduct such Manufacturing activities itself or through a Sublicensee.

4.6.            Commercialization Responsibilities. With respect to each Program, iBio shall be solely responsible for the Commercialization of Collaboration Products in the Field in the Territory, at its sole expense. iBio may conduct such Commercialization activities itself or through a Sublicensee.

4.7.            Commercialization Diligence. With respect to each Program, iBio shall use Commercially Reasonable Efforts to Commercialize at least one (1) Collaboration Product in the Field in each Major Market where such Collaboration Product has obtained all necessary Marketing Approvals.

Article 5
PAYMENTS

5.1.            Stage 2 Milestone Payment. Within thirty (30) days after the start of Stage 2 as set forth in a Discovery Collaboration Plan, iBio shall pay to RubrYc an irrevocable, one time only (with respect to each Collaboration), non-refundable, non-creditable amount of four hundred thousand U.S. Dollars ([$***]) (each a “Stage 2 Milestone Payment”).

5.2.            Stage 3 Milestone Payment. Within thirty (30) days after the start of Stage 3 as set forth in a Discovery Collaboration Plan, iBio shall pay to RubrYc an irrevocable, one time only (with respect to each Collaboration), non-refundable, non-creditable amount of five hundred thousand U.S. Dollars ([$***]) (each a “Stage 3 Milestone Payment”).

5.3.            Option Exercise Fee. For each Option Exercise Notice(s) that iBio delivers to RubrYc during the applicable Option Evaluation Period pursuant to Section 3.1 (Exclusive Options) or during an Existing Compound Option Period pursuant to Section 3.6 (Additional Option), then, each time, RubrYc shall promptly issue an invoice to iBio for an irrevocable, non-refundable, non-creditable amount of [***] U.S. Dollars ([$***]) (each an “Option Exercise Fee”), and iBio shall pay each such Option Exercise Fee to RubrYc within thirty (30) days after receiving such invoice from RubrYc.

5.4.            Collaboration Product Milestones Payments. In partial consideration of the rights granted herein, when each Collaboration Product (including each Distinct Product) first achieves in any country in the Territory the milestone events set forth below (each such event, a “Milestone Event”), iBio shall pay to RubrYc the following irrevocable, non-refundable, non-creditable milestone payments (each such payment, a “Milestone Payment”) within sixty (60) days of the achievement of the corresponding Milestone Event.

Milestone Event	Milestone Payment (U.S. Dollars)
Phase I Clinical Study, 5th patient dosed	[***]
Phase II Clinical Study, 5th patient dosed	[***]
Phase III Clinical Study, 4th patient dosed, cash or iBio Stock at iBio’s discretion as elected on or prior to the date that is 30 days after delivering notice of such Milestone Event occurring	[***]
First Commercial Sale, cash or iBio Stock at iBio’s discretion as elected on or prior to the date that is 30 days after delivering notice of the First Commercial Sale occurring	[***]

Milestone Payments shall be payable (by iBio) regardless of whether the applicable Milestone Event was achieved by iBio or by another Selling Entity (or by a successor or assign of any of them) (provided that, for clarity, the foregoing reference to “successor or assign” does not limit the application to a Party’s successors or assigns of any other provision of this Agreement where “successor or assign” is not expressly stated). For the avoidance of doubt, (i) each Milestone Payment shall be payable on the first occurrence of the corresponding Milestone Event for each Program, and (ii) none of the Milestone Payments shall be payable more than once for each Program. For the avoidance of doubt, for each Program there are four (4) Milestone Payments in this Section, and the maximum amount to be paid by iBio pursuant to this Section is $15,000,000 for each Program.

5.5.            Royalties.

(a)               Royalty Payment. During the Royalty Term, iBio shall pay to RubrYc tiered royalties as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated Net Sales of a Collaboration Product (including each Distinct Product) in a Program in the Territory in a Calendar Year (a “Royalty Payment”). For clarity, the table below applies on a per Program basis. With respect to any Existing Compounds that become Selected Compounds pursuant to Section 3.6 (Additional Option), the Net Sales of Collaboration Products containing such Existing Compounds as Selected Compounds shall be subject to a separate table with the same tiers as below, rather than added to the Net Sales for Collaboration Products using other Selected Compounds. The tiered royalty rates on Net Sales shall be as set forth below:

For that portion of annual Net Sales in a Calendar Year	Royalty Rate
> 0 and ≤ One hundred million U.S. Dollars ($100,000,000)	[***%]
> One hundred million U.S. Dollars ($100,000,000) and ≤ Three hundred million U.S. Dollars ($300,000,000)	[***%]
> Three hundred million U.S. Dollars ($300,000,000) and ≤ Five hundred million U.S. Dollars ($500,000,000)	[***%]
> Five hundred million U.S. Dollars ($500,000,000)	[***%]

(b)               Royalty Term. The Royalty Payments payable under this Section 5.5 (Royalties) shall be payable on a country-by-country and Collaboration Product-by-Collaboration Product basis from the First Commercial Sale of a Collaboration Product in a country until, with respect to such Collaboration Product in such country, the later of:

(i)                 the expiration of the last-to-expire Valid Claim of a Licensed Patent in such country that Covers a Selected Compound in such Collaboration Product in such country;

(ii)              the expiry of the Regulatory Exclusivity for such Collaboration Product in such country; or

(iii)            the close of business of the day that is exactly ten (10) years after the date of the First Commercial Sale of such Collaboration Product in such country, provided that no Biosimilar Product has been approved in such country; (the “Royalty Term”).

(c)               Royalty Adjustment for Third Party License Payments. If iBio or its Sublicensee, in its reasonable judgment, is required to obtain from a Third Party a license under any Patent to make, have made, use, offer for sale, sell or import any Collaboration Product in the Field in any country in the Territory with respect to the use of the Selected Compound in such Collaboration Product, then the amount of royalties payable under Section 5.5(a) (Royalty Payment) shall be reduced by up to fifty percent (50%) of the amount of such payments to such Third Party on account of the sale of the Collaboration Products in such country, but in no event shall the amount of royalties otherwise payable under Section 5.5(a) (Royalty Payment) be reduced as a result thereof by more than fifty percent (50%). For the avoidance of doubt, this royalty reduction shall also be available for any other active ingredient or other component if the licensed Third Party technology is (in the reasonable judgment of iBio or its Sublicensee) necessary to render the Collaboration Product medically and commercially viable, unless a non-infringing alternative of the other active ingredient or component is available. iBio may not carry forward to subsequent Calendar Quarters any deductions that it was not able to deduct as a result of the foregoing proviso.

(d)               Royalty Reports and Royalty Payments. Within thirty (30) days after the end of each Calendar Quarter, commencing with the Calendar Quarter during which the First Commercial Sale of the first Collaboration Product is made anywhere in the Territory, iBio shall provide RubrYc with a report that contains the following information for the applicable Calendar Quarter, on a Program-by-Program, Collaboration Product-by-Collaboration Product and country-by-country basis (each such report, a “Royalty Report”): (i) the amount of Net Sales of each Collaboration Product sold during such Calendar Quarter reporting period by all Selling Entities including supporting calculations showing the gross invoices/billings and the permitted deductions; (ii) a calculation of the Royalty Payment due on such Net Sales, including supporting calculations showing the applicable royalty rate; and (iii) the exchange rate used for converting any Net Sales and any supporting calculations recorded in a currency other than U.S. Dollars. Promptly following the delivery of the applicable quarterly Royalty Report, RubrYc shall invoice iBio for the royalties due to RubrYc with respect to Net Sales for such Calendar Quarter, and iBio shall pay such amounts to RubrYc in Dollars within thirty (30) days following iBio’s receipt of such invoice. If no royalty is due for any Calendar Quarter following commencement of the reporting obligation, iBio shall so report.

5.6.            Payment.

(a)               Mode of Payment. All payments to be made under this Agreement shall be made in U.S. Dollars and shall be paid by electronic transfer in immediately available funds to such bank account in the United States as is designated in writing by RubrYc. All payments shall be free and clear of any transfer fees or charges. Notwithstanding the foregoing, the Parties agree that iBio shall be deemed to have a one-time credit of $[***]that it may use to offset the first $[***]of Milestone Payments or any other payments due hereunder or under the Collaboration and License Agreement until such credit is depleted. Moreover, notwithstanding the foregoing, the Parties agree that iBio may in its sole discretion make certain Milestone Payments in iBio Stock rather than cash, as specified in Section 5.4 (Collaboration Product Milestone Payments).

(b)               Currency Exchange Rate. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars for calculating Net Sales in a Calendar Quarter (for purposes of the royalty calculation) shall be made at the average of the closing exchange rate as published by The Wall Street Journal (U.S. Eastern Edition) for the first, middle, and last Business Days in New York, NY of such Calendar Quarter, or such other source as the Parties may agree in writing.

(c)               Payment Timeline. Except as otherwise provided in this Agreement, all payments to be made by one Party to the other Party under this Agreement shall be due within thirty (30) days following such Party’s receipt of an invoice from the other Party.

5.7.            Records and Audits.

(a)               iBio shall keep, and shall require its Sublicensees to keep (all in accordance with GAAP or the applicable legitimate accounting standard, consistently applied), for a period not less than five (5) years complete and accurate records in sufficient detail to properly reflect Net Sales and to enable any Milestone Payment payable hereunder to be determined.

(b)               Upon the written request of RubrYc, iBio shall permit, and shall cause its Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by RubrYc and reasonably acceptable to iBio, at RubrYc’s expense, to have access during normal business hours to such records of iBio and its Sublicensees as may be reasonably necessary to verify the accuracy of the payments hereunder for any Calendar Year ending not more than three (3) years prior to the date of such request. These rights with respect to any Calendar Year shall terminate three (3) years after the end of any such Calendar Year, and the exercise of this audit right shall be limited to once each Calendar Year (provided that the foregoing frequency limit shall not apply if RubrYc provides iBio a reasonable basis to believe that a Royalty Report issued within the prior three (3) years is materially inaccurate). RubrYc shall provide iBio with a copy of the accounting firm’s written report within thirty (30) days of completion of such report. If such accounting firm correctly concludes that an underpayment was made, then iBio shall pay the amount due, including interest thereon at the rate set forth in Section 5.8 (Interest), within thirty (30) days of the date RubrYc delivers to iBio such accounting firm’s written report so correctly concluding. If such accounting firm correctly concludes that an overpayment was made, then such overpayment shall be credited against any future payment due to RubrYc hereunder (if there is no future payment due, then RubrYc shall promptly refund such overpayment to iBio). RubrYc shall bear the full cost of such audit unless such audit correctly discloses that iBio underpaid for the audited period by more than five percent (5%) of the amount properly due for that audited period, in which case iBio shall pay the reasonable fees and expenses charged by the accounting firm.

(c)               RubrYc shall treat all financial information, subject to review under this Section 5.7 (Records and Audits) as iBio’s Confidential Information in accordance with the confidentiality provisions of ARTICLE 7 (Confidentiality; Publication), and, prior to commencing such audit, shall cause its accounting firm to enter into a confidentiality agreement (reasonably acceptable to iBio) with iBio obligating it to treat all such financial information in confidence pursuant to such confidentiality provisions. Such accounting firm shall not disclose iBio’s Confidential Information to RubrYc, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by iBio or the amount of payments to or by iBio under this Agreement.

5.8.            Interest. If any payment due is not paid by the due date, RubrYc may charge interest on any outstanding amount of such payment, accruing as of the original due date, at an annual rate equal to the rate of prime (as reported in The Wall Street Journal, U.S. Eastern Edition) plus two percentage points or the maximum rate allowable by Applicable Law, whichever is less. The payment of such interest shall not foreclose a Party from exercising any other rights it may have because any payment is overdue.

5.9.            Taxes.

(a)               Each Party will be responsible for all taxes, fees, duties, levies or similar amounts imposed on its own income, assets, capital, employment, personnel, and right or license to do business; provided, however, that if Applicable Laws require iBio to withhold any taxes from payments made to RubrYc under this Agreement, then such taxes shall be paid by iBio to the proper tax authorities and such amounts shall be deducted by iBio from the amounts due hereunder.

(b)               The Parties shall cooperate with one another and use reasonable and legal efforts to reduce, or obtain a credit, refund, or recovery for, any and all income or other taxes required by Applicable Laws to be withheld or deducted from any Royalty Payments, Milestone Payments or other payments made by iBio to RubrYc under this Agreement, including by completing all reasonable procedural steps, and taking all reasonable measures, to ensure that any withholding tax is reduced, eliminated, credited, or recovered to the extent permitted under Applicable Laws, including income tax treaty provisions and related procedures for claiming treaty relief.

Article 6
INTELLECTUAL PROPERTY

6.1.            Inventions; Ownership.

(a)               Background IP. As between the Parties, and subject to the rights, licenses and assignments expressly set forth under this Agreement, each Party shall own or continue to own all right, title and interest in and to any and all Intellectual Property and Intellectual Property Rights that were Controlled by such Party prior to the Effective Date, or that are generated by or for (by a Third Party or such Party’s Affiliates) such Party, or to which such Party obtains rights, outside performance of a Collaboration and without use of the other Party’s Controlled Intellectual Property or Intellectual Property Rights (each Party’s “Background IP”). Without limiting the foregoing, the RubrYc Discovery Engine (except for the Targeted MEMs which are RubrYc-Owned Foreground IP) is RubrYc’s Background IP.

(b)               RubrYc-Owned Foreground IP. As between the Parties, excluding iBio’s Background IP and the iBio-Owned Foreground IP, RubrYc shall own all right, title and interest in and to any of the following, including all Intellectual Property Rights therein, Derived by or on behalf of either Party or its Discovery Subcontractors during performance of a Collaboration (collectively, “RubrYc-Owned Foreground IP”): (i) the RubrYc Discovery Engine (including any Optimizations or other modifications or improvements thereto); and (ii) Collaboration Hit Candidates (including any Optimizations or other modifications or improvements thereto). iBio will and hereby does assign to RubrYc all of its right, title and interest in and to such RubrYc-Owned Foreground IP to effectuate the ownership terms herein, and will take (and will cause its Discovery Subcontractors to take) such further actions reasonably requested by RubrYc to evidence such assignments.

(c)               iBio-Owned Foreground IP. As between the Parties, excluding RubrYc’s Background IP and the RubrYc-Owned Foreground IP, iBio shall own all right, title and interest in and to any of the following, including all Intellectual Property Rights therein, Derived by or on behalf of either Party or its Discovery Subcontractors during performance of a Collaboration (collectively, “iBio-Owned Foreground IP”): iBio’s existing documented technologies (including any modifications or improvements thereto). RubrYc will and hereby does assign to iBio all of its right, title and interest in and to such iBio-Owned Foreground IP to effectuate the ownership terms herein and will take (and will cause its Discovery Subcontractors to take) such further actions reasonably requested by iBio to evidence such assignments.

(d)               Additional Developments. Subject to the Background IP, iBio-Owned Foreground IP, and RubrYc-Owned Foreground IP, the ownership of any other Intellectual Property, including all Intellectual Property Rights therein, Derived by or on behalf of either Party or its Discovery Subcontractors during performance of a Collaboration (each Party’s “Additional Developments”), shall follow inventorship or authorship. In the event Additional Developments are jointly invented or authored by personnel of both Parties (including their respective Discovery Subcontractors), such Additional Developments shall be owned by iBio. RubrYc will and hereby does assign to iBio all of its right, title and interest in and to any jointly invented or authored Additional Developments to effectuate the ownership terms herein, and will take (and will cause its Discovery Subcontractors to take) such further actions reasonably requested by iBio to evidence such assignments.

(e)               Disclosure. During each Collaboration, iBio shall promptly disclose to RubrYc all RubrYc-Owned Foreground IP and any of iBio’s Additional Developments useful for the Collaboration, in each case Derived by or on behalf of iBio during the performance of the Collaboration, including all invention disclosures or other similar documents submitted to iBio by its Discovery Subcontractors’ employees, agents, or independent contractors relating thereto, and shall also promptly respond to reasonable requests from RubrYc for additional information relating thereto. RubrYc shall promptly disclose to iBio all iBio-Owned Foreground IP and any of RubrYc’s Additional Developments useful for a Collaboration, in each case Derived by or on behalf of RubrYc during the performance of the Collaboration, including all invention disclosures or other similar documents submitted to RubrYc by its or Discovery Subcontractors’ employees, agents, or independent contractors relating thereto, and shall also promptly respond to reasonable requests from iBio for additional information relating thereto.

6.2.            Prosecution and Maintenance.

(a)               Generally. Each Party shall have the right of Prosecution and Maintenance with respect to its Background IP and its respective owned RubrYc-Owned Foreground IP, iBio-Owned Foreground IP and Additional Developments, through counsel of its choosing and at its expense, subject to Section 6.2(b) (Right to Consult) and the following sentence. Contingent on an Option Exercise Date, until termination of this Agreement or a Program with respect to a Selected Compound, iBio shall have the right (effective upon the occurrence of the foregoing condition precedent) of, and shall use Commercially Reasonable Efforts to perform, Prosecution and Maintenance with respect to the Licensed Patents Covering the Selected Compound(s), including prosecution of genus claims directed to antibodies that bind to Targeted MEMs, under such Program through counsel of its choosing and at its expense, subject to Section 6.2(b) (Right to Consult).

(b)               Right to Consult. With respect to Prosecution and Maintenance of the Patents Covering any Selected Compound or any Additional Developments, the filing Party shall consult with the other Party and keep the other Party reasonably informed of such Prosecution and Maintenance and shall provide the other Party with all material correspondence received from any patent authority in connection therewith. In addition, the filing Party shall provide the other Party with drafts of all proposed material filings and correspondence to any patent authority in the Territory in connection with such Prosecution and Maintenance for the other Party’s review and comment prior to the submission of such proposed filings and correspondence. The filing Party shall provide drafts to the other Party not less than thirty (30) days prior to filing in the case of new Patents and not less than fourteen (14) days prior to filing in the case of amendments and responses to office actions. The filing Party shall consider in good faith the other Party’s comments, including comments with respect to fields outside the Field, but shall have final decision-making authority over the Prosecution and Maintenance of the rights it owns. The Parties will cooperate with each other in good faith to facilitate the Prosecution and Maintenance of the Patents Covering any Selected Compound or any Additional Developments, including executing any relevant instruments and making its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the appropriate Party hereunder to undertake its Prosecution or Maintenance responsibilities.

(c)               Limits. Neither Party shall, without the express prior written consent of the other Party, claim the other Party’s Intellectual Property or Intellectual Property Rights or disclose the other Party’s Confidential Information in any patent applications, amendments, office actions and responses thereto, issued patents, related correspondence, and other related documents with respect thereto.

6.3.            Patent Enforcement.

(a)               Notice. Each Party shall notify the other within five (5) Business Days of becoming aware (including if its Affiliates become aware) of any Product Infringement or Inter Partes/Post-grant Proceeding relating to a Licensed Patent. Following such notification, the Parties will confer. In the event a Third Party asserts that the Selected Compound(s), Collaboration Products or other activities of the Parties in connection with a Program infringe such Third Party’s rights, the Parties shall work together in good faith to develop an approach to address the Third Party’s assertion subject to subsection (b) below. In the event a Third Party commences an Inter Partes/Post-grant Proceeding relating to a Licensed Patent, the Parties shall work together in good faith to develop an approach to address such Inter Partes/Post-grant Proceeding subject to subsection (c) below

(b)               Enforcement Rights. After an Option Exercise Date, as between the Parties, iBio shall have the first right, but not the obligation, to bring and control any legal action against any Person engaged in a Product Infringement, at its own expense and by counsel of its own choice. If iBio fails to bring an action or proceeding against the Product Infringement within three (3) months following receipt or delivery (as applicable) of the notice of or becoming aware of alleged Product Infringement, then RubrYc shall have the second option to, but shall be under no obligation to, take such legal action as RubrYc deems necessary at its own expense and by counsel of its own choice and, if RubrYc does so, RubrYc will provide a meaningful, good faith opportunity to iBio to participate in any such action. Subject to the foregoing, each Party shall have the first right to bring and control any legal action to enforce the Patents it Controls (except if licensed from the other Party) at its own expense and by counsel of its own choice as it reasonably determines appropriate, and such Party shall consider in good faith the interests of the other Party in such enforcement. The Party bringing legal action shall not enter into any settlement admitting the invalidity of, or otherwise impairing, any Licensed Patents impacting Collaboration Products without the prior written consent of the other Party. Neither Party shall enter into any settlement that would have the effect of admitting liability of the other Party without the prior written consent of the other Party.

(c)               Inter Partes/Post-grant Proceedings. Each Party shall have the right to conduct Inter Partes/Post-grant Proceedings with respect to its Background IP and its respective owned RubrYc-Owned Foreground IP, iBio-Owned Foreground IP and Additional Developments, through counsel of its choosing and at its expense, subject to the following. As between the Parties, iBio shall have the first right, but not the obligation, to bring or defend any Inter Partes/Post-grant Proceeding relating to the Licensed Patents, at its own expense and by counsel of its own choice. If iBio fails to bring or defend any such Inter Partes/Post-grant Proceeding within three (3) months following notice of the possibility or requirement to do so (or within half the statutory period of time to do so), then RubrYc shall have the second option to, but shall be under no obligation to, bring or defend such Inter Partes/Post-grant Proceeding at its own expense and by counsel of its own choice and, if RubrYc does so, RubrYc will provide a meaningful, good faith opportunity to iBio to participate in any such action. The Party bringing or defending any such Inter Partes/Post-grant Proceeding shall not enter into any settlement admitting the invalidity of, or otherwise impairing, any Licensed Patents impacting Selected Compounds or Collaboration Products without the prior written consent of the other Party.

(d)               Cooperation. Each Party shall provide reasonable assistance in connection with any legal action contemplated by this Section, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action or if the Parties agree it is necessary to maximize the claim, at no out-of-pocket cost to the cooperating/joining Party.

(e)               Recoveries. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of an action or proceeding contemplated by this Section shall be used first to reimburse the Parties’ reasonable documented out-of-pocket legal expenses relating to the action or proceeding, subject to a cap that will be agreed by the Parties with regard to legal expenses of the Party that did not bring and control the action or proceeding, and any remaining recovery shall be retained by the Party that brought and controlled such action or proceeding. In the case that iBio brought and controlled such action or proceeding, the remaining recovery constituting a reasonable royalty shall (if so treated under applicable tax law) be deemed to be Net Sales subject to royalty payments to RubrYc in accordance with the royalty provisions of Section 5.5 (Royalties), with any additional amount retained by iBio for its own account.

6.4.            Patent Marking. iBio and its Sublicensees shall mark all Collaboration Products and packaging (a) intended for sale in the United States in accordance with 35 U.S.C. § 287(a) or any other successor statute in the United States and (b) intended for sale in a country outside the United States in accordance with the applicable Patent marking laws of such country.

6.5.            Trademarks. iBio shall own and be responsible for all trademarks, trade names, branding or logos related to Collaboration Products in the Field in the Territory. iBio shall be responsible for selecting, registering, prosecuting, defending, and maintaining all such marks at iBio’s sole cost and expense.

6.6.            No Implied Licenses; Negative Covenant. Except as set forth herein, neither Party or its Affiliates shall acquire any license or other intellectual property interest, by implication or otherwise, under any Intellectual Property or Intellectual Property Rights of the other Party or its Affiliates. Each Party shall not, and shall not permit any of its Affiliates or sublicensees to, practice any Intellectual Property Rights licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement. Nothing herein shall be construed to limit or restrict, in any manner, RubrYc’s ability to use or exploit, or allow any Person to use or exploit, the RubrYc Discovery Engine.

6.7.            No Alienation. Neither Party may sell, transfer, or otherwise alienate or encumber any Intellectual Property licensed to the other Party under this Agreement in such a manner as to interfere with the ability of such Party to enjoy the licenses granted under this Agreement. RubrYc shall not sell, transfer, or otherwise alienate or encumber the RubrYc Discovery Engine in such a manner as to interfere with RubrYc’s ability to perform its obligations under this Agreement using the RubrYc Discovery Engine. Any purported action in contravention of this Section shall be null and void.

Article 7
CONFIDENTIALITY; PUBLICATION

7.1.            Nondisclosure Obligation. For the Term of this Agreement and five (5) years thereafter, the Party receiving the Confidential Information of the other Party (such receiving Party or a Party’s Affiliate, the “Receiving Party”) shall keep confidential and not publish, make available or otherwise disclose any Confidential Information to any Affiliate or Third Party, without the express prior written consent of the Party that disclosed such Confidential Information (such disclosing Party or a Party’s Affiliate, the “Disclosing Party”); provided however, the Receiving Party may disclose the Confidential Information to those of its Affiliates, officers, directors, employees, agents, consultants or independent contractors (including sublicensees, Sublicensees, and Discovery Subcontractors) who need to know the Confidential Information in connection with this Agreement and are bound by confidentiality obligations with respect to such Confidential Information no less onerous than the terms herein. The Receiving Party shall exercise at a minimum the same degree of care it would exercise to protect its own Confidential Information (and in no event less than a reasonable standard of care) to keep confidential the Disclosing Party’s Confidential Information. The Receiving Party shall use the Confidential Information solely in connection with the purposes of this Agreement and shall not use the Disclosing Party’s Confidential Information for any other purpose. Notwithstanding anything to the contrary, RubrYc’s Background IP, the RubrYc-Owned Foreground IP and RubrYc’s Additional Developments are the Confidential Information of RubrYc, and iBio’s Background IP, the iBio-Owned Foreground IP and iBio’s Additional Developments are the Confidential Information of iBio, unless they meet one of the exceptions in the definition of “Confidential Information.” This ARTICLE 7 (Confidentiality; Publication) does not limit or expand the scope of any licenses granted in this Agreement. To the extent there is any conflict between this ARTICLE 7 (Confidentiality; Publication) and any other agreement related to Confidential Information entered into between the Parties, the terms of this ARTICLE 7 (Confidentiality; Publication) shall control with respect to disclosures made under or in connection with this Agreement.

7.2.            Authorized Disclosure. It shall not be considered a breach of this Agreement if the Receiving Party discloses Confidential Information of the Disclosing Party in order to comply with a lawfully issued court or governmental order or with a requirement of Applicable Laws (including any such disclosures as are required by a Regulatory Authority in connection with seeking Regulatory Approval, Pricing and Reimbursement Approval, or import authorization with respect to Collaboration Products) or the rules of any internationally recognized stock exchange; provided that: (a) unless it is unlawful to do so, the Receiving Party gives prompt written notice of such disclosure requirement to the Disclosing Party and cooperates with the Disclosing Party’s efforts to oppose such disclosure or obtain a protective order for such Confidential Information; and (b) if such disclosure requirement is not quashed or a protective order is not obtained, the Receiving Party shall only disclose those portions of the Confidential Information that it is legally required to disclose and shall make a reasonable effort to obtain confidential treatment for the disclosed Confidential Information.

7.3.            Competitive Products. The Parties agree that each Party may develop information internally or receive information from Affiliates or Third Parties that may be similar to the other Party’s Confidential Information. So long as a Party does not breach the terms of this Agreement, neither Party is prohibited by this Agreement from developing (or having others develop) products or services that compete with the Selected Compounds or Collaboration Product(s).

7.4.            Scientific Publication. iBio may publish, unilaterally or jointly with RubrYc, with respect to the data, results and information generated from Collaboration activities.  iBio shall provide RubrYc with the opportunity to review and comment on any such publication, and iBio will consider in good faith any comments that RubrYc provides and shall comply with RubrYc’s reasonable requests to remove any and all of RubrYc’s Confidential Information from such proposed publication. To the extent RubrYc proposes to make a unilateral publication with respect to the data, results and information generated from Collaboration activities or anything related to the Collaboration Product, RubrYc shall request approval for such publication to iBio, and iBio shall consider such requests in good faith. RubrYc shall not make unilateral publications concerning this subject matter without iBio’s written approval. For clarity, iBio shall have ultimate decision-making authority with respect to publications arising from Collaboration activities or any other work relating to the Collaboration Product. The foregoing ceases to apply for a Collaboration on the Option Decline Date, and on a Program when the Program ends or is terminated with respect to a Selected Compound.

7.5.            Publicity; Use of Names.

(a)               Each of the Parties agrees not to disclose to any Third Party or Affiliates (except as permitted by Section 7.1 (Nondisclosure Obligations)) the terms and conditions of this Agreement without the prior approval of the other Party, except to (i) advisors (including consultants, financial advisors, attorneys and accountants), in each case under circumstances that reasonably protect the confidentiality thereof (ii) actual or bona fide potential and existing investors and acquirers on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, (iii) to the extent necessary to comply with the terms of agreements with Third Parties or Affiliates, or (iv) to the extent required by Applicable Laws, including securities laws and regulations; provided that any disclosures pursuant to (i)–(iii) shall be pursuant to terms of a written non-disclosure/non-use agreement with terms and conditions at least as protective of the Confidential Information as those set forth in this ARTICLE 7 (Confidentiality; Publication) (or, in the case of attorneys, to a duty and obligation of nondisclosure or nonuse pursuant to applicable rules of the profession). Notwithstanding the foregoing, the Parties agree that at the request of either Party both Parties may together issue a mutually approved press release to announce the execution of this Agreement; thereafter, RubrYc and iBio may each disclose to Third Parties and their Affiliates the information contained in such initial press release without the need for further approval by the other.

(b)               Notwithstanding any provisions to the contrary contained in this ARTICLE 7 (Confidentiality; Publication), iBio may make disclosures from time to time with respect to the Clinical and Regulatory Activities and Commercialization for Selected Compounds and the Collaboration Products in the Field and Territory, including achievement of significant events in the Clinical and Regulatory Activities or Commercialization of a Collaboration Product for use in the Field in the Territory; provided that such disclosures do not include any Confidential Information of RubrYc, and shall be accurate and compliant with Applicable Laws and regulatory guidance documents.

(c)               Each Party acknowledges the other Party’s need to keep investors and others informed regarding such Party’s business under this Agreement, including as required by the rules of a recognized stock exchange. To the extent a Party is publicly listed or becomes publicly listed, and subject to the rest of this Section 7.5 (Publicity; Use of Names), such Party may issue press releases or make disclosures to the SEC or other applicable agency as it determines, based on advice of counsel, as reasonably necessary to comply with Applicable Laws or for appropriate market disclosure; provided that each Party shall provide the other Party with advance notice of disclosures to the extent practicable. The Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws.

(d)               Each Party will have the right to use the other Party’s name and logo in presentations, its website, collateral materials, and corporate overviews to describe the Collaborations and Program relationships; provided that neither Party will use the other Party’s name or logo in such a manner as to harm the distinctiveness, reputation, or validity of the other Party’s rights in such name or logo, and each Party’s use shall be consistent with best practices used by such other Party for its own use of its name and logo. Except as permitted under this Section 7.5 (Publicity; Use of Names) or with the prior express written permission of the other Party, neither Party will use the name, trademark, trade name, or logo of the other Party or its Affiliates or their respective employees in any publicity, promotion, news release, or disclosure relating to this Agreement or its subject matter except as may be required by Applicable Law.

Article 8
REPRESENTATIONS, WARRANTIES, AND COVENANTS

8.1.            Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a)               it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

(b)               (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c)               it is not a party to any agreement or bound by any order or other legal obligation that would prevent it from granting the rights granted to the other Party under this Agreement, conflict with the rights granted, or prevent it from performing its obligations under this Agreement; and

(d)               all consents, approvals and authorization from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.

8.2.            Additional Representations and Warranties of RubrYc. RubrYc represents and warrants to iBio that, as of the Effective Date, to RubrYc’s Knowledge, (a) the use of the RubrYc Discovery Engine as contemplated herein does not infringe on any Third Party’s Intellectual Property Rights, and (b) the Licensed Patents are valid and in good standing, and no interference, opposition, cancellation or other protest proceeding has been filed against the Licensed Patents.

8.3.            Covenants of Each Party. Each Party covenants to the other Party that in the course of performing its obligations or exercising its rights under this Agreement, it shall, and shall cause its Affiliates, Sublicensees, and Discovery Subcontractors to, use commercially reasonable efforts to comply with the Discovery Collaboration Plans and all agreements referenced herein (without modifying any obligations to use Commercially Reasonable Efforts hereunder), and shall not employ or engage any party who has been debarred by any Regulatory Authority, or, to such Party’s Knowledge, is the subject of debarment proceedings by a Regulatory Authority. Each Party covenants to the other Party that in the course of performing its obligations or exercising its rights under this Agreement, it shall, and shall cause its Affiliates, Sublicensees, and Discovery Subcontractors to comply with all Applicable Laws.

8.4.            NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 8 (REPRESENTATIONS, WARRANTIES, AND COVENANTS), NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

Article 9
INDEMNIFICATION

9.1.            By iBio. iBio shall indemnify and hold harmless RubrYc, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “RubrYc Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) awarded to Third Parties, or agreed to in settlement by iBio, arising after the Effective Date to the extent arising out of Third Party claims or suits (each, a “Claim”) against any RubrYc Indemnitee related to: (a) the breach of any covenant, warranty or representation made by iBio under this Agreement; (b) the gross negligence or willful misconduct of iBio or any of its Affiliates or other Sublicensees; (c) the Development, Clinical and Regulatory Activities, Manufacture or Commercialization of the Selected Compound(s) or any Collaboration Product(s) by or on behalf of iBio or Sublicensees, including any product liability claims or infringement claims; (d) any research or discovery activities conducted by or on behalf of iBio or its Affiliates or Discovery Subcontractors during any Collaboration; or (e) violation of Applicable Laws by any iBio Indemnitees, iBio’s Discovery Subcontractors or Sublicensees; in each case of clauses (a) through (e) above, except to the extent such Losses arise from, are based on, or result from any activity or occurrence for which RubrYc is obligated to indemnify the iBio Indemnitees under Section 9.2 (By RubrYc).

9.2.            By RubrYc. RubrYc shall indemnify and hold harmless iBio, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “iBio Indemnitee(s)”) from and against all Losses awarded to Third Parties, or agreed to in settlement by RubrYc, arising after the Effective Date to the extent arising out of Claims against any iBio Indemnitee related to: (a) the breach of any covenant, warranty or representation made by RubrYc under this Agreement; (b) the gross negligence or willful misconduct of RubrYc or any of its Affiliates; (c) any research or discovery activities conducted by or on behalf of RubrYc or its Affiliates or Discovery Subcontractors during any Collaboration, including without limitation any use of the RubrYc Discovery Engine; or (d) violation of Applicable Laws by any RubrYc Indemnitees or RubrYc’s Discovery Subcontractors; in each case of clauses (a) through (d) above, except to the extent Losses arise from, are based on, or result from any activity or occurrence for which iBio is obligated to indemnify the RubrYc Indemnitees under Section 9.1 (By iBio).

9.3.            Defined Indemnification Terms. Either of the iBio Indemnitee or the RubrYc Indemnitee shall be an “Indemnitee” for the purpose of this ARTICLE 9 (Indemnification), and the Party that is obligated to indemnify the Indemnitee under Section 9.1 (By iBio) or Section 9.2 (By RubrYc) shall be the “Indemnifying Party.”

9.4.            Notice; Defense. If any Claim is made against an Indemnitee under Section 9.1 (By iBio) or 9.2 (By RubrYc), the Indemnitee shall notify the Indemnifying Party promptly of such Claim and shall reasonably cooperate with all reasonable requests of the Indemnifying Party with respect thereto at the Indemnifying Party’s expense. The Indemnitee shall be defended at the Indemnifying Party’s sole expense by counsel selected by the Indemnifying Party, provided that the Indemnitee may, at its own expense, also be represented by counsel of its own choosing. The Indemnifying Party shall have the sole right to control the defense of any such claim or action, subject to the terms of this ARTICLE 9 (Indemnification).

9.5.            Settlement. The Indemnifying Party may settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment (a) with prior written notice to the Indemnitee but without the consent of the Indemnitee where the only liability to the Indemnitee is the payment of money and the Indemnifying Party makes such payment, or (b) in all other cases, only with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed; provided that the Indemnifying Party shall not enter into any settlement admitting the invalidity of, or otherwise impairing, any Intellectual Property Rights of the other Party without the prior written consent of the other Party.

9.6.            Permission by Indemnifying Party. The Indemnitee may not settle any such Claim or otherwise consent to an adverse judgment in any such Claim or make any admission as to liability or fault without the express written permission of the Indemnifying Party.

9.7.            LIMITATION OF LIABILITY. SUBJECT TO AND WITHOUT LIMITING (A) THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTIONS 9.1 (BY IBIO) OR 9.2 (BY RUBRYC), (B) LIABILITY AS A RESULT OF A BREACH OF SECTION 3.4 (NEGATIVE COVENANTS), (C) LIABILITY AS A RESULT OF A BREACH OF ARTICLE 7 (CONFIDENTIALITY; PUBLICATION), OR (D) LIABILITY FOR MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY OWNED OR CONTROLLED BY A PARTY INCLUDING BREACH OF LICENSE RIGHTS OR RESTRICTIONS, NEITHER PARTY OR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY THEORY OF LIABILITY (INCLUDING CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY) FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, MULTIPLIED OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

9.8.            Insurance. Each Party shall procure and maintain insurance adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated. The insurance maintained by a Party shall include clinical and/or product liability insurance at all times during which any Collaboration Product is being clinically tested in human subjects, Manufactured or Commercialized and for the six (6) year period thereafter. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 9 (Indemnification). Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

Article 10
TERM AND TERMINATION

10.1.        Term. This Agreement shall be effective as of the Effective Date, and unless earlier terminated as set forth herein, shall remain in effect, until the later of (i) the expiration or termination of the Additional Compound Rights Period or, if later, until all Option Evaluation Periods have expired, or (ii) effective and contingent upon each Option Exercise Date for each Program, (a) the expiration of the last to expire of the Licensed Patents, or (b) on a country-by-country and a Collaboration Product-by-Collaboration Product basis, until the expiration of the Royalty Term of such Collaboration Product in such country (the “Term”). If any Program or Collaboration is terminated pursuant to the terms hereunder (and not this Agreement in its entirety), the Agreement shall remain in full force and effect with respect to the other Program(s) or Collaboration(s) until such Program(s) or Collaboration(s) expire or are terminated as set forth herein.

10.2.        Termination. In addition to the other termination rights set forth in this Agreement:

(a)               Termination for Convenience. iBio shall have the right to terminate this Agreement in its entirety, or with respect to a Program, Collaboration or Selected Compound for any or no reason upon ninety (90) days’ written notice to RubrYc.

(b)               Termination for Material Breach. This Agreement in its entirety may be terminated at any time upon sixty (60) days’ written notice by either Party if the other Party materially breaches this Agreement and, if such breach is curable, such breach has not been cured within sixty (60) days (thirty (30) days in the event of non-payment) of such written notice. A Program or Collaboration, and all relevant terms of this Agreement with respect to such Program or Collaboration, may be terminated at any time during the Term upon sixty (60) days’ written notice by either Party if the other Party materially breaches this Agreement with respect to such Program or Collaboration and, if such breach is curable, such breach has not been cured within ninety (90) days (forty-five (45) days in the event of non-payment) of such written notice.

(c)               Termination for Failure to Raise [***] Dollars. If RubrYc is unable to complete a financing of [$***] (not including the RubrYc Series A2 Financing) by the first anniversary of the closing of the RubrYc Series A2 Financing, iBio may terminate both this Agreement and the Collaboration and License Agreement in their entirety upon written notice to RubrYc within thirty (30) days of the end of such period, and, effective upon such termination, in addition to the rights set forth in Section 10.2(c) (Termination for Failure to Raise [***]) of the Collaboration and License Agreement: (i) RubrYc shall and hereby does (effective upon the occurrence of the foregoing condition precedent) assign to iBio exclusive ownership of the Collaboration Hit Candidates that are in the panel (whether it be the Hit Panel or Lead Panel, or, if thereafter, the Lead Candidates) for the then-current Stage in each then-current (un-terminated) Discovery Collaboration Plan hereunder, including all Intellectual Property of RubrYc relevant to such Collaboration Hit Candidates excluding the RubrYc Discovery Engine, regulatory submissions and interactions, data from all studies performed, and all other materials owned by RubrYc that are related to the Collaboration Hit Candidates without further financial obligation; provided, however, that, the foregoing obligation shall not apply to any Collaboration Hit Candidates with respect to which the Collaboration has been terminated prior to the end of such 30-day period; and (ii) subject to the terms and conditions of this Agreement, RubrYc shall and hereby does (effective upon the occurrence of the foregoing condition precedent) grant to iBio a worldwide, non-exclusive, fully paid-up license, under RubrYc’s Background IP and RubrYc-Owned Foreground IP, to utilize the RubrYc Discovery Engine.

(d)               Termination for Insolvency. Each Party shall have the right to terminate this Agreement in its entirety upon delivery of written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization under the Chapter 7 of the United States of Bankruptcy Code or other similar Applicable Laws or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within ninety (90) days of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors. All rights and licenses granted under or pursuant to this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

(e)               Termination for Patent Challenge. To the extent the following clause is permitted by Applicable Law, RubrYc may, but shall not be required to, terminate any Program, Collaboration, or rights of iBio with regard to any Selected Compound with immediate effect upon written notice to iBio if iBio or Sublicensee(s), directly or indirectly, challenge in a legal or administrative proceeding the patentability, enforceability or validity of any claim of any Licensed Patent that is licensed to iBio in connection with such Program, Collaboration or Selected Compound (such a challenge is, a “Challenge”); provided, however, that RubrYc shall not have the right to terminate a Program, Collaboration or rights of iBio with regard to any Selected Compound under this Section 10.2(e) (Termination for Patent Challenge), if such Challenge was brought by a Third Party Sublicensee and iBio has terminated such Sublicensee’s sublicense with respect to such Licensed Patent within sixty (60) days of RubrYc’s notice to iBio under this Section 10.2(e) (Termination for Patent Challenge). If, upon a Challenge, at least one claim of a Licensed Patent, which Licensed Patent is subject to the Challenge, survives the Challenge not being found invalid or unenforceable, then iBio agrees to pay all costs and expenses incurred by RubrYc or its Affiliates (including attorney’s fees) in connection with defending the Challenge in relation to that Licensed Patent.

10.3.        Effect of Termination of a Program or this Agreement.

(a)               Payments. Termination of this Agreement shall not impact the amounts due under ARTICLE 5 (Payments) to the extent Collaboration Products are still being Exploited by any Selling Entity (notwithstanding the terms of Section 10.3(b) (License Grants)).

(b)               License Grants. Upon the termination of this Agreement in its entirety by RubrYc due to an uncured material breach by iBio or pursuant to Section 10.2(a) (Termination for Convenience) by iBio, all rights and licenses granted to a Party herein, and all rights and licenses granted by iBio to Sublicensees with respect to the Commercial License, shall immediately terminate; provided, however, that in the event of termination under Section 10.2(c) (Termination for Failure to Raise [***]) the license to the RubrYc Discovery Engine in Section 10.2(c) (Termination for Failure to Raise [***]) shall survive termination of this Agreement for so long as iBio complies with its terms. Upon any other termination of this Agreement in its entirety, except as provided in Section 10.2(c) (Termination for Failure to Raise [***]), iBio shall retain the licenses granted to it herein subject to the obligation to make Royalty Payments. Upon the termination of this Agreement solely with respect to a Program, Collaboration or Selected Compound by RubrYc due to an uncured material breach by iBio, all rights and licenses granted to a Party herein, and all rights and licenses granted by iBio to Sublicensees with respect to the Commercial License, if in effect, with respect to the Program, Collaboration or Selected Compound(s) shall immediately terminate. Upon any other termination of this Agreement solely with respect to a Program, Collaboration or Selected Compound, iBio shall retain the licenses granted to it herein with respect to such Program, Collaboration or Selected Compound subject to the obligation to make Royalty Payments.

(c)               Other Obligations. Termination of this Agreement or a Program for any reason shall not release either Party of any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination. Notwithstanding anything herein to the contrary, termination of this Agreement or a Program by a Party shall be without prejudice to other remedies such Party may have at law or equity.

(d)               Return of Confidential Information. At the Disclosing Party’s election and request, the Receiving Party shall return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party that are in the Receiving Party’s or its Affiliates’ or Sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the Receiving Party may retain one (1) copy of such Confidential Information for its legal archives, the access to which shall be limited to such Party’s legal, compliance or auditing teams. Notwithstanding anything to the contrary set forth in this Agreement, the Receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures. Any such retained Confidential Information shall be retained subject to confidentiality and non-use.

(e)               Other Remedies. Termination or expiration of this Agreement or a Program for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

10.4.        Survival. The following provisions shall survive the termination or expiration of a Program, a Collaboration, a Selected Compound or this Agreement for any reason: ARTICLE 1 (Definitions), Section 2.4 (Cost of Discovery Activities), Section 3.5 (Effects of Option Decline), ARTICLE 5 (Payments), Section 6.1 (Inventions; Ownership); Section 6.6 (No Implied Licenses; Negative Covenant), ARTICLE 7 (Confidentiality; Publication), Section 8.4 (No Other Representations or Warranties), ARTICLE 9 (Indemnification), Section 10.3 (Effect of Termination)(to the extent applicable), Section 10.4 (Survival), ARTICLE 11 (Dispute Resolution), ARTICLE 12 (Miscellaneous), and any other provisions that by their nature would be understood to survive termination or expiration of a Program, a Collaboration, a Selected Compound, or this Agreement.

Article 11
DISPUTE RESOLUTION

11.1.        General. The Parties recognize that a dispute may arise relating to this Agreement (a “Dispute”). Any Dispute, including Disputes that may involve the Affiliates of any Party, shall be resolved in accordance with this ARTICLE 11 (Dispute Resolution). Disputes shall not modify either Party’s right to terminate hereunder.

11.2.        Escalation. Any claim, Dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement, including any disputes escalated to the Executive Officers pursuant to Section 2.2(i) (Decision-Making), shall be referred to the Executive Officers for attempted resolution. In the event the Executive Officers are unable to resolve such Dispute (including any disputes escalated to the Executive Officers pursuant to Section 2.2(i) (Decision-Making)) within thirty (30) days of such Dispute being referred to them, then either Party may institute a suit, action or proceeding in the courts located in Wilmington, Delaware. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of Wilmington, Delaware for such suit, action or proceeding and each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of such suit, action or proceeding in the courts located in Wilmington, Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding sought in any such court has been brought in an inconvenient forum.

11.3.        Equitable Relief. Each Party recognizes that the licenses and restrictions on use herein, and the terms of ARTICLE 7 (Confidentiality; Publication) and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other Party, that each other Party would not have entered into this Agreement in the absence of such licenses, covenants and agreements and the assurance of continued performance thereof as set forth in this Agreement, and that a Party’s breach or threatened breach of such licenses, covenants or agreements may cause the other Party irreparable harm and significant injury, the amount of which will be extremely difficult to estimate and ascertain, thus potentially making any remedy at law or in damages inadequate. Therefore, each Party confirms and agrees that, notwithstanding Section 11.2 (Escalation), the other Party shall be entitled to seek on an interim or permanent basis an order for specific performance, an order restraining any breach or threatened breach of such licenses, covenants or agreements, and any other equitable relief (including but not limited to temporary, preliminary and/or permanent injunctive relief), all without need to post any bond or other security, and in addition to and not exclusive of any other remedy available to such other Party at law or in equity, from any court located in Wilmington, Delaware.

Article 12
MISCELLANEOUS

12.1.        Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, epidemic, pandemic or other acts of God or any other deity, or acts, omissions or delays in acting by any Governmental Authority. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances. Such excuse from performance under this Agreement shall be continued so long as the condition constituting force majeure continues and the nonperforming Party uses reasonable efforts to remove the condition. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a force majeure for the purposes of this Agreement solely to the extent such effect was not reasonably foreseeable by the Party invoking force majeure as of the Effective Date.

12.2.        Assignment. Neither Party may assign this Agreement to a Third Party or its Affiliate(s) without the other Party’s prior written consent (such consent not to be unreasonably withheld); except that either Party may with written notice promptly after such event make such an assignment without the other Party’s prior written consent to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets, exclusive license or other transaction). This Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assignees. Any assignment or transfer in violation of this Section 12.2 (Assignment) shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

12.3.        Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates and each Party hereby guarantees the performance by its Affiliates of such Party’s obligations and exercise of such Party’s rights under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance and the exercise of any rights hereunder.

12.4.        Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.5.        Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand by overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 12.5 (Notices) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 12.5 (Notices), with a courtesy copy sent by email, which will not constitute notice. Such notice shall be deemed to have been given as of the date delivered by hand or on the second (2nd) Business Day (at the place of delivery) after deposit with an overnight delivery service. This Section 12.5 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to RubrYc:

RubrYc Therapeutics, Inc.
Address: 733 Industrial Road, San Carlos, CA 94070, U.S.A.
Attn: Isaac Bright
Email: Isaac.bright@rubryc.com

with a copy to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402-1498
Attn: Rhona E. Schmidt
Email: Schmidt.Rhona@dorsey.com

If to iBio:

iBio, Inc.
Address: 8800 HSC Pkwy, Bryan, TX 77807

Attn: Thomas Isett
Email: tisett@ibioinc.com

with a copy to:

Venable LLP

750 East Pratt Street

Baltimore, MD 21202

Attn: Charles J. Morton, Jr., Esq.

Email: CJMorton@Venable.com

12.6.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any rules of conflict of laws.

12.7.        Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement, including the Discovery Collaboration Plan, may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto. The NDA is hereby terminated, and all obligations under it relating to confidentiality and non-use are replaced by the terms of this Agreement.

12.8.        Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.

12.9.        Independent Contractors. It is expressly agreed that RubrYc and iBio shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. RubrYc will report any payments received under this Agreement as payments from iBio. Neither RubrYc nor iBio shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

12.10.    Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.11.    Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

12.12.    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

12.13.    Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any person shall be construed to include the person’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or” where applicable; and (l) the word “day” or “year” means a calendar day or year unless otherwise specified.

12.14.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement. Electronic, facsimile or PDF image signatures shall be treated as original signatures, with the understanding that each Party expressly agrees that such Party shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other Party (including through the use of eSignature platforms such as DocuSign®).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Collaboration, Option and License Agreement to be executed by their duly authorized representatives as of the Effective Date.

RubrYc Therapeutics, Inc.		iBio, Inc.
By:	/s/Isaac Bright	By:	/s/ Thomas Isett
Name: Isaace Bright		Name: Thomas Isett
Title: Chief Executive Officer		Title: Chief Executive Officer

[Signature Page to Collaboration, Option and License Agreement]

Exhibit A
Discovery Collaboration Plans

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